Exhibit 10.14

Execution Copy

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

June 14, 2017

among

ALTAIR ENGINEERING, INC.,

THE FOREIGN SUBSIDIARY BORROWERS,

The Lenders party hereto,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

JPMORGAN CHASE BANK, N.A.,

as Sole Bookrunner and Sole Lead Arranger

SCHEDULES:

Commitment Schedule

Schedule 1.01(A) – Persons Owning Equity Interests

Schedule 1.01(B) – Competitors

Schedule 1.01(C) – Potential Settlement Matters

Schedule 3.05 – Real Property

Schedule 3.13 – Subsidiaries/Owners

Schedule 6.01 – Existing Indebtedness

Schedule 6.01(c) – Purchase Money Loans

Schedule 6.02 – Existing Liens

Schedule 6.04 – Existing Investments

EXHIBITS:

Exhibit A – Assignment and Assumption

Exhibit B-1 – U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Exhibit B-2 – U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Exhibit B-3 – U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Exhibit B-4 – U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

SECOND AMENDED AND RESTATED CREDIT AGREEMENT dated as of June 14, 2017, among ALTAIR ENGINEERING, INC., THE FOREIGN SUBSIDIARY BORROWERS, the Lenders party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

RECITALS

A. Altair Engineering, Inc., the Foreign Subsidiary Borrowers party thereto, and JPMorgan Chase Bank, N.A. entered into that certain Amended and Restated Credit Agreement dated as of April 18, 2016, which amended and restated that certain Credit Agreement dated as of December 18, 2013 (as amended from time to time, the “Existing Credit Agreement”).

B. The parties hereto wish to amend and restate the Existing Credit Agreement in its entirety as set forth herein.

In consideration of the mutual agreements, provisions and covenants contained herein, the parties agree, subject to the fulfillment of the conditions precedent set forth in this Agreement, that the Existing Credit Agreement hereby is amended and restated in its entirety as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Account” shall mean any right of Altair Engineering to payment for goods sold or leased or for services rendered in the ordinary course of business, but shall not include interest or service charges.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Effective Date, by which any Company (a) acquires any going business or all or substantially all of the assets of any Person, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Equity Interests of a Person which has ordinary voting power for the election of directors or other similar management personnel of a Person (other than Equity Interests having such power only by reason of the happening of a contingency) or a majority of the outstanding Equity Interests of a Person.

“Acquisition Consideration” means the aggregate amount of all consideration paid or payable, including all direct payments, all Indebtedness assumed, all earnouts and other contingent payments (other than customary purchase price adjustments and indemnification obligations) and all other consideration paid or payable, by the Companies in respect of Acquisitions, but shall not include the value of (i) any Equity Interests (other than Disqualified Stock) in Altair Engineering or any of its Subsidiaries issued in connection with such Acquisitions, or (ii) any contribution to the Equity Interests (other than Disqualified Stock) in Altair Engineering the proceeds of which are used to fund the purchase price consideration.

“Adjusted LIBO Rate” means, with respect to any Eurodollar or CBFR Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the LIBO Rate for such Interest Period multiplied by the Statutory Reserve Rate.

“Adjusted One Month LIBOR Rate” means, for any day, an interest rate per annum equal to the sum of (i) 2.50% plus (ii) the Adjusted LIBO Rate for a one-month interest period on such day (or if such day is not a Business Day, the immediately preceding Business Day); provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate at approximately 11:00 a.m. London time on such day; provided further, that, if the LIBO Screen Rate at such time shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Revolving Commitments” means, at any time, the aggregate Revolving Commitments of all the Lenders at such time.

“Aggregate Revolving Exposure” means, at any time, the aggregate Revolving Exposure of all the Lenders at such time.

“Agreement” means this Credit Agreement, as amended or modified from time to time.

“Altair Engineering” means Altair Engineering, Inc., a Michigan corporation.

“Ancillary Facility” means any facility made available for a Foreign Subsidiary Borrower by JPMCB pursuant to Section 2.24.

“Ancillary Facility Document” means, with respect to any Ancillary Facility, the agreements between the applicable Foreign Subsidiary Borrower and JPMCB providing such Ancillary Facility.

“Ancillary Facility Exposure” means, at any time, the Dollar Equivalent of the aggregate outstanding principal amount of the Ancillary Loans at such time.

“Ancillary Loan” means, at any time, a loan or other credit extension or accommodation of any kind under an Ancillary Facility in respect of which JPMCB has advanced funds or made such other credit extension or accommodation available to a Foreign Subsidiary Borrower thereunder.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any of the Borrowers or their respective Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Margin” means, for any day, (a) with respect to any Eurodollar Loan, and (b) with respect to fees for Letters of Credit under Section 2.12(b), as the case may be, the applicable rate per annum (stated in basis points) set forth below under the applicable caption, based upon the Leverage Ratio as of the most recent determination date:

Level	Leverage Ratio	Applicable Margin – Eurodollar Loan	Applicable Margin – Letter of Credit Fees
I	> 2.50:1.00	200 bps	200 bps
II	≤ 2.50:1.00 but > 2.00:1.00	175 bps	175 bps
III	≤ 2.00:1.00	150 bps	150 bps

The Applicable Margin shall be determined in accordance with the foregoing table based on the Leverage Ratio as of the end of each Fiscal Quarter. Adjustments, if any, to the Applicable Margin shall be effective five Business Days following the date that the Administrative Agent is scheduled to receive the applicable financial statements under Section 5.01(b) and certificate under Section 5.01(c); provided, that during any time after the Borrower has failed to deliver the financial statements required by Section 5.01, the Applicable Margin shall be automatically set at Level I until five days after such financial statements are so delivered. Notwithstanding anything herein to the contrary, the Applicable Margin shall be set at Level III as of the Effective Date and shall be adjusted for the first time based on the financial statements to be delivered under Section 5.01(b) for the Fiscal Quarter ending on or about June 30, 2017.

If at any time the Administrative Agent determines that the financial statements upon which the Applicable Rate was determined were incorrect (whether based on a restatement, fraud or otherwise), the Borrowers shall be required to retroactively pay any additional amount that the Borrowers would have been required to pay if such financial statements had been accurate at the time they were delivered.

“Applicable Percentage” means, at any time with respect to any Lender, a percentage equal to a fraction the numerator of which is such Lender’s Revolving Commitment at such time and the denominator of which is the aggregate Revolving Commitments at such time (provided that, if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the Aggregate Revolving Exposure at such time); provided that, in accordance with Section 2.20, so long as any Lender shall be a Defaulting Lender, such Defaulting Lender’s Commitment shall be disregarded in the calculations above.

“Approved Fund” has the meaning assigned to the term in Section 9.04(b).

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Available Cash” means, without duplication, the aggregate cash deposit balances and Permitted Investments of Altair Engineering and its Wholly-Owned Subsidiaries, in each case only to the extent that such balances and Permitted Investments are unrestricted and unencumbered.

“Availability Period” means the period from and including the Effective Date to but excluding the Termination Date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Banking Services” means each and any of the following bank services provided to any Company by any Lender or any of its Affiliates: (a) commercial credit cards, (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate and international depository network services).

“Banking Services Obligations” means any and all obligations of any Company, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Bankruptcy Event” means, with respect to any Person, when such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Beneficial Owner” means, with respect to any U.S. federal withholding Tax, the beneficial owner, for U.S. federal income tax purposes, to whom such Tax relates.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means: (1) with respect to a corporation, the board of directors of the corporation or such directors or committee serving a similar function; (2) with respect to a limited liability company, the board of managers of the company or such managers or committee serving a similar function; (3) with respect to a partnership, the Board of Directors of the general partner of the partnership; and (4) with respect to any other Person, the managers, directors, trustees, board or committee of such Person or its owners serving a similar function.

“Borrowers” means Altair Engineering and the Foreign Subsidiary Borrowers.

“Borrowing” means any (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, and (b) all or any portion of Term Loan A of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by a Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Chicago or New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for general business in London.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“CB Floating Rate” means the Prime Rate; provided that the CB Floating Rate shall never be less than the Adjusted One Month LIBOR Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day). Any change in the CB Floating Rate due to a change in the Prime Rate or the Adjusted One Month LIBOR Rate shall be effective from and including the effective date of such change in the Prime Rate or the Adjusted One Month LIBOR Rate, respectively.

“CBFR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the CB Floating Rate.

“Change in Control” means the occurrence of either of the following: (a) Permitted Holders cease to directly or indirectly own and control, free and clear of all Liens, at least 20% of the aggregate economic interests and 20% of the aggregate voting power represented by the issued and outstanding Equity Interests of each Domestic Borrower, or (b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), other than Persons listed on Schedule 1.01(A) that own Equity Interests of the applicable Domestic Borrower as of the Effective Date, of Equity Interests representing 35% or more of the aggregate economic interests or voting power represented by the issued and outstanding Equity Interests of either Domestic Borrower.

“Change in Law” means the occurrence after the date of this Agreement (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement) of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline, requirement or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee

on Banking Supervision (or any successor or similar authority) or the U.S. or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Charges” has the meaning assigned to such term in Section 9.18.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, a Term Loan A, or Swingline Loans, (b) any Commitment, refers to whether such Commitment is a Revolving Commitment or a Term Loan A Commitment, and (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means, collectively, the “Collateral” under and as defined in, and any other assets upon which a Lien has been granted by, any of the Collateral Documents.

“Collateral Documents” means, collectively, the Security Agreements, the Mortgages, the Secured Obligation Guaranties, any subordination agreements, and all other agreements or documents granting or perfecting a Lien in favor of the Administrative Agent or otherwise providing support for the Secured Obligations at any time, as any of the foregoing may be amended or modified from time to time.

“Commitment” means, with respect to each Lender, the sum of such Lender’s Revolving Commitment and Term Loan Commitment. The initial amount of each Lender’s Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Commitment Schedule” means the Schedule attached hereto identified as such.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning assigned to such term in Section 9.01(d).

“Companies” means, collectively, all Loan Parties and all of their respective subsidiaries.

“Competitor” means any Person which is a direct competitor of the Companies in the same or substantially similar line of business as the Companies as of the Effective Date that is specifically identified on Schedule 1.01(B) hereto, as such Schedule 1.01(B) may be updated from time to time after the Effective Date upon the written request of Altair Engineering to the Administrative Agent and consented to in writing by the Administrative Agent, such consent not to be unreasonably withheld or delayed (such Schedule 1.01(B), as it may be updated from time to time, the “Competitor List”), provided that no Person that is already a Lender or Participant at the time of such identification by Altair Engineering to the Administrative Agent shall be deemed a Competitor; provided, further, that in connection with any assignment or participation, the assignee or participant with respect to such proposed assignment or participation that is an investment bank, a commercial bank, a finance company, a fund, or other Person which merely has an economic interest in any such direct competitor, and is not itself such a direct competitor of the Companies, shall not be deemed to be a direct competitor for the purposes of this definition.

“Competitor List” is defined in the definition of the Competitor.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Capital Expenditures” means, with reference to any period and without duplication, any expenditure or commitment to expend money for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Companies prepared in accordance with GAAP for such period, but shall not include any HyperWorks Unlimited Hardware Acquisitions to the extent the aggregate amount HyperWorks Unlimited Hardware Acquisitions does not exceed $2,000,000 for any period of four consecutive Fiscal Quarters.

“Consolidated Debt Service” means, for any period, the sum of (a) cash Consolidated Interest Expense, and (b) the scheduled and any other required principal payments paid or payable on Indebtedness, but excluding (i) any required principal payments on Indebtedness secured by an asset of the Companies to the extent such payment is required due to the sale of such asset and is made with the proceeds of such sale, and (ii) any principal payments required from receipt of funds by the Borrowers in connection with any offerings of Equity Interests or exercises of stock options, all as calculated for such period and for the Companies on a consolidated basis.

“Consolidated EBITDA” means, with respect to any period, Consolidated Net Income for such period plus, to the extent deducted from revenues in determining such Consolidated Net Income, without duplication, (a) Consolidated Interest Expense, (b) expense for income taxes, (c) depreciation, (d) amortization, (e) non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual or reserve for potential cash items in any future period or the amortization of a prepaid cash item that was paid in a prior period and any non-cash charge that relates to the write-down or write-off of inventory), (f) losses from the sale of assets incurred other than in the ordinary course of business, (g) severance and restructuring charges in an aggregate amount not exceeding $1,000,000 in any twelve (12) month period incurred in connection with Permitted Acquisitions, (h) extraordinary losses, (i) any litigation costs (including legal, expert and bonding fees) and any judgment or settlement amounts (whether such judgment or settlement is structured as a cash payment, past due royalty payment or otherwise) in connection with the matters set forth on Schedule 1.01(C) in an aggregate amount not exceeding $4,000,000 in any consecutive twelve (12) month period, and (j) any cash charges relating to any redemption of Equity Interests, minus, to the extent included in Consolidated Net Income for such period, extraordinary gains (as determined in accordance with GAAP), non-cash items of income and gains from the sale of assets realized other than in the ordinary course of business, plus the amount of any increase (or minus the amount of any decrease) in deferred revenue for such period, all calculated for the Companies on a consolidated basis.

“Consolidated Net Indebtedness” means at any time (a) the Indebtedness of the Companies calculated on a consolidated basis minus (b) Unrestricted Cash and Cash Equivalents in excess of $20,000,000.

“Consolidated Interest Expense” means, with reference to any period, the interest expense of the Companies calculated on a consolidated basis for such period.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Companies calculated on a consolidated basis for such period.

“Consolidated Unfunded Capital Expenditures” means, with reference to any period, the Consolidated Capital Expenditures for such period to the extent that they are not specifically funded by purchase money or other financing (excluding Revolving Loans) or lease transactions permitted hereunder, provided that Consolidated Capital Expenditures of up to $4,000,000 in the aggregate for the purchase of the Supplemental Headquarters Property shall be excluded from Consolidated Unfunded Capital Expenditures. For clarity and the avoidance of doubt, the term “Consolidated Unfunded Capital Expenditures” shall exclude up to $2,000,000 in the aggregate for any period of four consecutive Fiscal Quarters of Consolidated Capital Expenditures for HyperWorks Unlimited Hardware Acquisitions.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Exposure” means, as to any Lender at any time, the sum of (a) such Lender’s Revolving Exposure at such time, (b) such Lender’s Ancillary Facility Exposure at such time plus (c) an amount equal to the aggregate principal amount of its Term Loans outstanding at such time.

“Credit Party” means the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender.

“Debt Service Coverage Ratio” means the ratio, determined as of the end of each of Fiscal Quarter of the Loan Parties, of (a) Consolidated EBITDA minus (i) all Restricted Payments (excluding any Restricted Payments to the extent paid in common Equity Interests of Altair Engineering and excluding Restricted Payments made in accordance with Section 6.06(c), (d) and (e)), (ii) cash income taxes expense for such period and (iii) Consolidated Unfunded Capital Expenditures for such period, to (b) Consolidated Debt Service, all as calculated for the four consecutive Fiscal Quarters then ending and for the Companies on a consolidated basis.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified any Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a (i) Bankruptcy Event or (ii) a Bail-In Action

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part.

“Dollar Equivalent” of any currency at any date means (i) the amount of such currency if such currency is Dollars or (ii) the equivalent amount thereof in Dollars if such currency is a Foreign Currency, calculated on the basis of the Exchange Rate for such Foreign Currency as of such date.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Borrowers” means Altair Engineering.

“Domestic Loan Parties” means all Loan Parties other than Loan Parties that are Foreign Subsidiaries.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and the Issuing Bank and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to public health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Company directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by any Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Company or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Rate” means, on any day, with respect to any Foreign Currency, the rate at which such Foreign Currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m., at the applicable local time for such currency, on such date on the Reuters World Currency Page for such Foreign Currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate with respect to such Foreign Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent or, in the event no such service is selected, such Exchange Rate shall instead be calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Administrative Agent for such Foreign Currency on the London market at 11:00 a.m., Local Time, on such date for the purchase of Dollars with such Foreign Currency, for delivery two Business Days later; provided, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Secured Obligation Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an ECP at the time the Guarantee of such Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Secured Obligation Guaranty or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by the Borrowers under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” has the meaning ascribed thereto in the Recitals to this Agreement.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate.

“Financial Officer” means the chief financial officer, senior vice president of finance, planning and analysis, principal accounting officer, treasurer or controller of Altair Engineering.

“Fiscal Quarter” means any of the quarterly accounting periods of the Loan Parties, ending on or about December 31, March 31, June 30 and September 30, respectively, of each year.

“Fiscal Year” means any of the annual accounting periods of the Loan Parties ending on December 31 of each year. As an example, reference to the 2017 Fiscal Year shall mean the Fiscal Year ending on or about December 31, 2017.

“Foreign Currency” means any currency other than Dollars.

“Foreign Lender” means (a) if a Borrower is a U.S. Person, a Lender, with respect to such Borrower, that is not a U.S. Person, and (b) if a Borrower is not a U.S. Person, a Lender, with respect to such Borrower, that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.

“Foreign Subsidiary” shall mean any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Foreign Subsidiary Borrower” means, at any time, each Foreign Subsidiary that has been designated as a Foreign Subsidiary Borrower by Altair Engineering pursuant to Section 2.23, other than a Foreign Subsidiary Borrower that has ceased to be a Foreign Subsidiary Borrower as provided in Section 2.23.

“Foreign Subsidiary Borrower Agreement” means a Foreign Subsidiary Borrower Agreement in form and substance acceptable to JPMCB.

“Foreign Subsidiary Borrower Termination” means a Foreign Subsidiary Borrower Termination in form and substance acceptable to JPMCB.

“Foreign Subsidiary Holding Company” means any Domestic Subsidiary if substantially all of the assets of such Domestic Subsidiary consist of equity interests in one or more Foreign Subsidiaries and assets incidental thereto.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantors” means (a) with respect to Secured Obligations of Altair Engineering, all present and future Domestic Subsidiaries of Altair Engineering (other than any Foreign Subsidiary Holding Company), and (b) with respect to Secured Obligations of the Foreign Subsidiary Borrower, Altair Engineering and all present and future Domestic Subsidiaries of Altair Engineering (other than any Foreign Subsidiary Holding Company).

“Hazardous Materials” means: (a) any substance, material, or waste that is included within the definitions of “hazardous substances,” “hazardous materials,” “hazardous waste,” “toxic substances,” “toxic materials,” “toxic waste,” or words of similar import in any Environmental Law; (b) those substances listed as hazardous substances by the United States Department of Transportation (or any successor agency) (49 C.F.R. 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) (40 C.F.R. Part 302 and amendments thereto); and (c) any substance, material, or waste that is petroleum, petroleum-related, or a petroleum by-product, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable, explosive, radioactive, freon gas, radon, or a pesticide, herbicide, or any other agricultural chemical.

“Hostile Acquisition” means (a) the acquisition of the Equity Interests of a Person through a tender offer or similar solicitation of the owners of such Equity Interests which has not been approved (prior to such acquisition) by the board of directors (or any other applicable governing body) of such Person or by similar action if such Person is not a corporation and (b) any such acquisition as to which such approval has been withdrawn.

“HyperWorks Unlimited Hardware Acquisitions” means the purchase by Altair Engineering or any of the Subsidiaries of hardware on which HPC workload management tools and Altair Engineering’s software applications are loaded and then leased to customers as a fully integrated and configured unit.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable or customary accrued expenses incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (h) all Off-Balance Sheet Liabilities of such Person, (i) all obligations under any Disqualified Stock of such Person, (j) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (k) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. For the sake of greater clarity, (i) Indebtedness does not include deferred revenues shown on a balance sheet of a Person in accordance with GAAP and (ii) earnouts and similar payment obligations shall be included in Indebtedness only to the extent payable within the twelve (12) months after the date of such financial statements.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in the foregoing clause (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Indemnity Agreement” means the General Indemnity Agreement of Altair Engineering in favor of OneBeacon Insurance Company, OneBeacon America Insurance Company, OneBeacon Specialty Insurance Company, Atlantic Specialty Insurance Company, any of their future direct or indirect affiliates or subsidiaries, in the form delivered to the Administrative Agent prior to the Effective Date.

“India Transaction” means the redemption by Altair Engineering India Private Limited of 602 of its equity shares for an amount not to exceed $4,500,000.

“Ineligible Institution” has the meaning assigned to such term in Section 9.04(b).

“Information” has the meaning assigned to such term in Section 9.12.

“Interest Election Request” means a request by a Borrower to convert or continue a Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any CBFR Loan, the last day of each month, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid and the Termination Date.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one month thereafter; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“Issuing Bank” means JPMCB, in its capacity as the issuer of Letters of Credit hereunder. The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by its Affiliates, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such Issuing Bank shall, or shall cause such Affiliate to, comply with the requirements of Section 2.06 with respect to such Letters of Credit).

“JPMCB” means JPMorgan Chase Bank, N.A., a national banking association, and, with respect to any Ancillary Loan and any Ancillary Facility Documents, the term JPMCB shall also include any office, branch or Affiliate of JPMCB selected by JPMCB to make such Ancillary Loan or be a party to any Ancillary Facility Document.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of Altair Engineering at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the aggregate LC Exposure at such time.

“Lenders” means JPMCB and the other Persons listed on the Commitment Schedule and any other Person that shall have become a Lender hereunder pursuant to Section 2.25 or an Assignment and Assumption, other than any such Person that ceases to be a Lender hereunder pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender and the Issuing Bank.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Leverage Ratio” means, at any time, the ratio of (a) Consolidated Net Indebtedness at such time to (b) Consolidated EBITDA as calculated for the four consecutive Fiscal Quarters of the Loan Parties most recently ended.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any applicable Interest Period or for any CBFR Borrowing, the London interbank offered rate administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars) for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as shall be selected by the Administrative Agent in its reasonable discretion (in each case, the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that, (x) if any LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement and (y) if the LIBO Screen Rate shall not be available at such time for a period equal in length to such Interest Period (an “Impacted Interest Period”), then the LIBO Rate shall be the Interpolated Rate at such time, subject to Section 2.14 in the event that the Administrative Agent shall conclude that it shall not be possible to determine such Interpolated Rate

(which conclusion shall be conclusive and binding absent manifest error); provided, further, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Notwithstanding the above, to the extent that “LIBO Rate” or “Adjusted LIBO Rate” is used in connection with a CBFR Borrowing, such rate shall be determined as modified by the definition of Adjusted One Month LIBOR Rate.

“LIBO Screen Rate” has the meaning assigned to such term in the definition of “LIBO Rate”.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities (but excluding any right of first refusal).

“Liquidity” means, at any time the same is to be determined, the sum of (i) the Dollar Equivalent of the Available Cash at such time, plus (ii) the aggregate unused amount of the Revolving Commitments available to be drawn at such time.

“Loan Documents” means this Agreement, any promissory note, any Ancillary Facility Documents, the Collateral Documents, and any other agreement, instrument or other document executed in connection therewith.

“Loan Parties” means the Borrowers and the Guarantors.

“Loans” means all Revolving Loans, Term Loan A and Ancillary Loans.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of the Companies taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under any Loan Document or (c) the rights of or benefits available to the Administrative Agent or the Lenders under any Loan Document.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Companies in an aggregate principal amount exceeding $1,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Company in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Company would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date A” means the earlier of (a) April 18, 2019 and (b) the date Term Loan A is accelerated.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgages” means any mortgage, deed of trust or other agreement which conveys or evidences a Lien granted by a Loan Party in favor of the Administrative Agent, each in form and substance acceptable to the Administrative Agent, for the benefit of the Secured Parties, on real property of a Loan Party, entered into by any Loan Party at any time for the benefit of the Administrative Agent pursuant to this Agreement, as amended or modified from time to time.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day(or for any day that is not a Banking Day, for the immediately preceding Banking Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received to the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d).

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Borrowers and their Subsidiaries to any of the Lenders, the Administrative Agent, the Issuing Bank or any indemnified party, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or reimbursement or other obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Off-Balance Sheet Liability” of a Person means (i) any obligation under a sale and leaseback transaction which is not a Capital Lease Obligation, (ii) any so-called “synthetic lease” or “tax ownership operating lease” transaction entered into by such Person, (iii) the amount of obligations outstanding under the legal documents entered into as part of any asset securitization or similar transaction on any date of determination that would be characterized as principal if such asset securitization or similar transaction were structured as a secured lending transaction rather than as a purchase or (iv) any other transaction (excluding operating leases for purposes of this clause (iv)) which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person; in all of the foregoing cases, calculated based on the aggregate outstanding amount of obligations outstanding under the legal documents entered into as part of any such transaction on any date of determination that would be characterized as principal if such transaction were structured as a secured lending transaction, whether or not shown as a liability on a consolidated balance sheet of such Person, in a manner reasonably satisfactory to the Administrative Agent.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document), or sold or assigned an interest in any Loan, Letter of Credit, or any Loan Document.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means an Acquisition by Altair Engineering or any Subsidiary of Altair Engineering in a transaction that satisfies each of the following requirements:

(a) such Acquisition is not a Hostile Acquisition;

(b) the business acquired in connection with such Acquisition is not engaged, directly or indirectly, in any line of business other than the businesses in which Altair Engineering and its Domestic Subsidiaries are engaged on the Effective Date and any business activities that are substantially similar, related or incidental thereto;

(c) both before and after giving effect to such Acquisition and the Loans (if any) requested to be made in connection therewith, each of the representations and warranties in the Loan Documents is true and correct in all material respects and no Default or Event of Default exists or would be caused thereby and the Borrowers shall be in pro forma compliance with all covenants in this Agreement;

(d) if after giving effect to such Acquisition and the Loans (if any) requested to be made in connection therewith, on a pro forma basis acceptable to the Administrative Agent, the Leverage Ratio is equal to or greater than 2.00:1.00, then the aggregate amount of the Acquisition Consideration for all Permitted Acquisitions shall not exceed $15,000,000 in any Fiscal Year;

(e) Other than Permitted Acquisitions funded solely with the proceeds from the issuance of new common Equity Interests of Altair Engineering, both before and after giving effect to such Acquisition on a pro forma basis (i) the Leverage Ratio is at least 0.25 below the level then required under Section 6.13 and (ii) the sum of (x) the unrestricted, unencumbered (other than Liens in favor of the Administrative Agent) cash on hand of the Loan Parties, plus (y) the amount by which the Revolving Commitment exceeds the sum of the Revolving Credit Exposure plus the Ancillary Facility Exposure is at least $15,000,000.

(f) not less than 30 days prior to the closing of any such Acquisition, Altair Engineering shall provide such pro forma financial statements and certificates and copies of such documents being executed or delivered in connection with such Acquisition as may be requested by the Administrative Agent;

(g) if such Acquisition is an acquisition of Equity Interests, such Acquisition will not result in any violation of Regulation U; and

(h) the Borrowers shall have satisfied the requirements of, without limitation, Section 5.09(b) in connection with such Acquisition.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business; and

(e) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of any Company;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Holders” means (i) James R. Scapa, (ii) James R. Scapa’s spouse, (iii) members of their immediate family and their respective spouses and issue, (iv) the respective heirs and estates of each of the foregoing and any trusts created solely for the benefit of any one or more of the foregoing, and (v) any Person owned and controlled, free and clear of all Liens, by any of the foregoing.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America or, in the case of investments by Foreign Subsidiaries, any member state of the European Union, India or any other sovereign nation acceptable to the Administrative Agent (or by any agency thereof to the extent such obligations are backed by the full faith and credit of such applicable nation), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s or, in the case of such investments by Foreign Subsidiaries, which has the equivalent rating from comparable foreign rating agencies;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000 or, in the case of such investments by Foreign Subsidiaries, any foreign commercial bank which is of comparable financial standing;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Permitted Liens” means Liens permitted by Section 6.02.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Loan Guaranty or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, or any combination thereof (as the context requires).

“Register” has the meaning assigned to such term in Section 9.04.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing, or dumping of any substance into the environment.

“Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the assets of the Companies from information furnished by or on behalf of the Borrowers, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.

“Required Lenders” means, at any time, Lenders (other than Defaulting Lenders) having Credit Exposure and unused Commitments representing more than 50% of the sum of the aggregate Credit Exposure and unused Commitments of all Lenders at such time; provided that (i) if there are only two Lenders, Required Lenders shall mean both Lenders, and (ii) if there are only three Lenders, Required Lenders shall also require at least two Lenders. For purposes of this definition, a Lender and any of its Affiliates that are Lenders shall be considered one Lender.

“Reports” is defined in Section 9.03.

“Requirements of Law” means, as to any Person, the operating agreement, certificate of incorporation, by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property to which such Person or any of its property is subject.

“Restricted Payment” means (i) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of any Company, and (ii) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in any Company or any option, warrant or other right to acquire any such Equity Interests in any Company.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 or 2.25 of this Agreement or the Second Amendment and (b) assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The aggregate amount of the Lenders’ Revolving Commitments as of the Second Amendment Effective Date is $60,000,000.

“Revolving Credit Exposure” means, with respect to any Lender, at any time, the sum of the aggregate outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Loan” means a Loan made pursuant to Section 2.01(a).

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or by the United Nations Security Council, the European Union or any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission of the U.S.

“Second Amendment” means the Second Amendment to this Agreement.

“Second Amendment Effective Date” means the date the Second Amendment is effective.

“Secured Obligation Guaranty” means each guaranty executed by a Guarantor, each in form and substance acceptable to the Administrative Agent, entered into by any Guarantor at any time for the benefit of the Administrative Agent and the Lenders pursuant to this Agreement, as amended or modified from time to time.

“Secured Obligations” means, collectively, (i) the Obligations, (ii) the Banking Services Obligations and (iii) the Swap Agreement Obligations owing to any Lender or its Affiliates, in all cases whether now existing or later arising.

“Secured Parties” means (a) the Administrative Agent, (b) the Lenders, (c) the Issuing Bank, (d) each provider of Banking Services, to the extent the Banking Services Obligations in respect thereof constitute Secured Obligations, (e) each counterparty to any Swap Agreement, to the extent the obligations thereunder constitute Secured Obligations, (f) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document, and (g) the successors and assigns of each of the foregoing.

“Security Agreement” means each security agreement, pledge agreement, pledge and security agreement and similar agreement and any other agreement from any Loan Party granting a Lien on any of its personal property (including without limitation any Equity Interests owned by such Loan Party), each in form and substance acceptable to the Administrative Agent, entered into by any Loan Party at any time for the benefit of the Administrative Agent and the other Secured Parties pursuant to this Agreement, as amended or modified from time to time.

“Specified Default” means the occurrence of any Event of Default specified in clause (a) (but only if due to an acceleration of the Obligations or the failure to pay principal at the final maturity of the Loans), (h), (i) or (j) of Article VII hereof.

“Statement” has the meaning assigned to such term in Section 2.18(g).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D of the Board. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D of the Board or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of Altair Engineering.

“Supplemental Headquarters Property” means the real property described on Exhibit A to the First Amendment to this Agreement.

“Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Swap Agreement Obligations” means any and all obligations of any Company, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) owing to any Lender or any of its Affiliates under any and all Swap Agreements, provided, however, that the definition of ‘Swap Agreement Obligations’ shall not create any Guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, as applicable) any Excluded Swap Obligations of such Guarantor for purposes of determining any obligations of any Guarantor under any Collateral Document.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Revolving Lender at any time shall be the sum of (a) its Applicable Percentage of the total Swingline Exposure at such time other than with respect to any Swingline Loans made by such Revolving Lender in its capacity as the Swingline Lender and (b) the principal amount of all Swingline Loans made by such Revolving Lender in its capacity as the Swingline Lender outstanding at such time (less the amount of participations funded by the other Lenders in such Swingline Loans).

“Swingline Lender” means JPMCB, in its capacity as lender of Swingline Loans hereunder. Any consent required of the Administrative Agent or the Issuing Bank shall be deemed to be required of the Swingline Lender and any consent given by JPMCB in its capacity as Administrative Agent or Issuing Bank shall be deemed given by JPMCB in its capacity as Swingline Lender as well.

“Swingline Loan” means a Loan made pursuant to Section 2.05.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan A” means the term loan extended by the Lenders to Altair Engineering pursuant to Section 2.01(b) hereof.

“Term Loan A Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Term Loan A, expressed as an amount representing the maximum principal amount of the Term Loan A to be made by such Lender, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.25 and (b) assignments by or to such Lenders pursuant to Section 9.04. The initial amount of each Lender’s Term Loan A Commitment is set forth on the Commitment Schedule or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Term Loan A Commitment, as applicable. The aggregate amount of the Lenders’ Term Loan A Commitment on the Effective Date is $55,000,000.

“Term Loans” means Term Loan A and any term loan, if any, made in connection with a New Credit Facility.

“Termination Date” means the earlier of (a) April 18, 2019 and (b) the date of the termination of the Revolving Commitment.

“Transactions” means the execution, delivery and performance by the Borrowers of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the CB Floating Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of Michigan.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee or indemnification obligation) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“U.S.” means the United States of America.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).

“Unrestricted Cash and Cash Equivalents” shall mean, on any date of determination, all Cash owned by the Domestic Loan Parties and held in any demand or deposit account in the United States of America (excluding, for purposes of clarity, any amounts available to be drawn or funded under lines of credit or other debt facilities, including, without, limitation, revolving loans) and all cash equivalents owned by the Domestic Loan Parties, in each case, on the date of determination; provided however, that amounts calculated under this definition shall exclude any amounts that would not be considered “cash” or “cash equivalents” under GAAP or “cash” or “cash equivalents” as recorded on the books of the Domestic Loan Parties; provided, further, that amounts and cash equivalents included under this definition shall (i) be included only to the extent such amounts or cash equivalents are (A) not subject to any Lien or other restriction or encumbrance of any kind (other than Liens (x) arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights so long as such liens and rights are not being enforced or otherwise exercised and (y) in favor of Administrative Agent) and (B) subject to a perfected Lien in favor of the Administrative Agent and (ii) exclude any amounts held by the Domestic Loan Parties in escrow, trust or other fiduciary capacity for or on behalf of a client of any Borrower, any Subsidiary or any of their respective Affiliates.

“Wholly-Owned Subsidiary” of a Person means, any Subsidiary all of the outstanding Equity Interests of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP; Pro Forma Financial Covenant Calculation. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrowers notify the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent or Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding anything herein, in any financial statements of the Loan Parties or in GAAP to the contrary, for purposes of calculating and determining compliance with the financial covenants in Article VI, including defined terms used therein, Acquisitions shall be deemed to have occurred on the first day of the relevant period for which such financial covenants are calculated, all as calculated on a pro forma basis acceptable to the Administrative Agent. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Financial

Accounting Standards Board Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Company at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Board Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

ARTICLE II

THE CREDITS

SECTION 2.01. Commitments and Loans.

(a) Revolving Commitment. Subject to the terms and conditions set forth herein, each Lender severally (and not jointly) agrees to make Revolving Loans to Altair Engineering from time to time during the Availability Period in an aggregate principal amount that will not result in the sum of the Aggregate Revolving Credit Exposure plus the Ancillary Facility Exposure exceeding the Aggregate Revolving Commitment. Within the foregoing limit and subject to the terms and conditions set forth herein, Altair Engineering may borrow, prepay and reborrow Revolving Loans.

(b) Term Loan A. Under the Existing Credit Agreement, JPMCB made a term loan to Altair Engineering which was identified as “Term Loan A” under the Existing Credit Agreement (the “Existing Term Loan A”). The outstanding principal amount of such Existing Term Loan A as of the Effective Date is $62,971,883.47. Subject to the terms and conditions set forth herein, such Existing Term Loan A shall be refinanced and replaced with Term Loan A hereunder and each Lender severally (and not jointly) agrees to make a Term Loan A in dollars to Altair Engineering in a principal amount not to exceed such Lender’s Term Loan A Commitment to refinance and replace such Existing Term Loan A. Amounts repaid in respect of Term Loan A may not be reborrowed.

SECTION 2.02. Loans and Borrowings.

(a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.05.

(b) Subject to Section 2.14, each Revolving Borrowing and Term Loan Borrowing shall be comprised entirely of CBFR Loans or Eurodollar Loans as the applicable Borrower may request in accordance herewith. All Revolving Borrowings and Term Loan Borrowings made under the Existing Credit Agreement and existing as of the Effective Date shall continue as the same Type of Loan with the same Interest Period, if applicable, existing as of the Effective Date. Each Swingline Loan shall be a CBFR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000. CBFR Borrowings may be in any amount. Each Swingline Loan shall be in an amount agreed to by the Swingline Lender and Altair Engineering. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of five Eurodollar Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Termination Date or Maturity Date A, as applicable.

SECTION 2.03. Requests for Borrowings. To request a Borrowing, the applicable Borrower shall notify the Administrative Agent of such request either in writing (delivered by hand or telecopy) in a form approved by the Administrative Agent and signed by the applicable Borrower (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., eastern time, three Business Days before the date of the proposed Borrowing or (b) in the case of a CBFR Borrowing, not later than 2:00 p.m., eastern time, on the date of the proposed Borrowing; provided that any such notice of a CBFR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than noon, eastern time, on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and shall be in writing in a form approved by the Administrative Agent and signed by the applicable Borrower. Each such written Borrowing Request shall specify the following information in compliance with Section 2.01:

(i)	the Class of Borrowing, the aggregate amount of the requested Borrowing;

(ii)	the date of such Borrowing, which shall be a Business Day;

(iii)	whether such Borrowing is to be a CBFR Borrowing or a Eurodollar Borrowing; and

(iv)	in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a CBFR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the applicable Borrower(s) shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Obligations of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, if any, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(c) The entries made in the accounts maintained pursuant to paragraph (a) and (b) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(d) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.05. Swingline Loans.

(a) Subject to the terms and conditions set forth herein, the Swingline Lender may, in its sole discretion and without any obligation, make Swingline Loans to Altair Engineering, from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $5,000,000 or (ii) (x) the sum of Aggregate Revolving Exposures plus the Ancillary Facility Exposure exceeding (y) the Aggregate Revolving Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, Altair Engineering may borrow, prepay and reborrow Swingline Loans. To request a Swingline Loan, the applicable Borrower shall notify the Administrative Agent of such request in writing in a form acceptable to the Administrative Agent, not later than such time agreed to by the Administrative Agent on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the applicable Borrower. If the Swingline Lender decides in its sole discretion to make a Swingline Loan, the Swingline Lender will make each Swingline Loan available to Altair Engineering by means of a credit to the Funding Account(s) (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the Issuing Bank, and in the case of repayment of another Loan or fees or expenses as provided by Section 2.18(c), by remittance to the Administrative Agent to be distributed to the Lenders) by 2:00 p.m., eastern time, on the requested date of such Swingline Loan.

(b) The Swingline Lender may by written notice given to the Administrative Agent not later than 11:00 a.m., eastern time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which the Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the applicable Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from Altair Engineering (or other party on behalf of Altair Engineering) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to Altair Engineering for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve Altair Engineering of any default in the payment thereof.

SECTION 2.06. Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, Altair Engineering may request the issuance of Letters of Credit denominated in dollars as the applicant thereof for the support of the obligations of Altair Engineering or any Subsidiary thereof, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by Altair Engineering to, or entered into by Altair Engineering with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Altair Engineering unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the support of any Subsidiary’s obligations as provided in the first sentence of this paragraph, Altair Engineering will be fully responsible for the reimbursement of LC Disbursements in accordance with the terms hereof, the payment of interest thereon and the payment of fees due under Section 2.12(b) to the same extent as if it were the sole account party in respect of such Letter of Credit (Altair Engineering hereby irrevocably waiving any defenses that might otherwise be available to it as a guarantor or surety of the obligations of such Subsidiary that is an account party in respect of any such Letter of Credit). Notwithstanding anything herein to the contrary, the Issuing Bank shall have no obligation hereunder to issue, and shall not issue, any Letter of Credit (i) the proceeds of which would be made available to any Person (A) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions or (B) in any manner that would result in a violation of any Sanctions by any party to this Agreement, (ii) if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Requirement of Law relating to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the Issuing Bank in good faith deems material to it, or (iii) if the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed not to be in effect on the Effective Date for purposes of clause (ii) above, regardless of the date enacted, adopted, issued or implemented.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), Altair Engineering shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof, and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the applicable Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit Altair Engineering shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $2,000,000, and (ii) the Aggregate Revolving Credit Exposure plus the Ancillary Facility Exposure shall not exceed the Aggregate Revolving Commitment.

(c) Expiration Date. Each Letter of Credit shall expire (or be subject to termination or non-renewal by notice from the Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, including, without limitation, any automatic renewal provision, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Termination Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Revolving Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by Altair Engineering on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to Altair Engineering for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, Altair Engineering shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 11:00 a.m., eastern time, on (i) the Business Day that Altair Engineering receives notice of such LC Disbursement, if such notice is received prior to 10:00 a.m., eastern time, on the day of receipt, or (ii) the Business Day immediately following the day that Altair Engineering receives such notice, if such notice is received after 10:00 a.m., eastern time, on the day of receipt; provided that Altair Engineering may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with a CBFR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, Altair Engineering’s obligation to make such payment shall be discharged and replaced by the resulting CBFR Revolving Borrowing or Swingline Loan. If Altair Engineering fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from Altair Engineering in respect thereof, and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from Altair Engineering, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from Altair Engineering pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank, as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of CBFR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve Altair Engineering of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. Altair Engineering’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) any payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, Altair Engineering’s obligations hereunder. None of the Administrative Agent, the Revolving Lenders or the Issuing Bank, or any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit, or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to Altair Engineering to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by Altair Engineering to the extent permitted by applicable law) suffered by any Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and Altair Engineering in writing of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve Altair Engineering of its obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless Altair Engineering shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that Altair Engineering reimburses such LC Disbursement, at the rate per annum then applicable to CBFR Revolving Loans and such interest shall be due and payable on the date when such reimbursement is due; provided that, if Altair Engineering fail to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.14 (c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of the Issuing Bank. (i) The Issuing Bank may be replaced at any time by written agreement among Altair Engineering, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, Altair Engineering shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(ii) Subject to the appointment and acceptance of a successor Issuing Bank, the Issuing Bank may resign as an Issuing Bank at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower Representative and the Lenders, in which case, such Issuing Bank shall be replaced in accordance with Section 2.06(i) above.

(j) Cash Collateralization. If any Event of Default under clauses (a) or (b) of Article VII shall occur and be continuing, on the Business Day that Altair Engineering receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the aggregate LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, Altair Engineering shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (the “LC Collateral Account”), an amount in cash equal to 105% of the amount of the LC Exposure as of such date plus accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (h) or (i) of Article VII. The Borrowers also shall deposit cash collateral in accordance with this paragraph as and to the extent required by Section 2.10(b) or 2.20. Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account and Altair Engineering hereby grant the Administrative Agent a security interest in the LC Collateral Account and all moneys or other assets on deposit therein or credited thereto. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at Altair Engineering’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of Altair Engineering for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the aggregate LC Exposure), be applied to satisfy other Secured Obligations. If Altair Engineering is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to Altair Engineering within three Business Days after all such Events of Default have been cured or waived as confirmed in writing by the Administrative Agent.

(k) LC Exposure Determination. For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time of determination.

SECTION 2.07. Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by such Lender hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., eastern time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage; provided that Term Loans shall be made as provided in Sections 2.01(b), (c) and 2.02(b) and Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to Altair Engineering by promptly crediting the amounts so received, in like funds, to the Funding Account(s); provided that CBFR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrowers, the interest rate applicable to CBFR Revolving Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Ancillary Loans shall be made available to the applicable Foreign Subsidiary Borrower in accordance with the applicable Ancillary Facility Documents, and all loans and other credit to any Foreign Subsidiary Borrower shall be provided under the applicable Ancillary Facility Documents.

SECTION 2.08. Interest Elections. (a) Each Borrowing (other than with respect to an Ancillary Loan) initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the applicable Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing. The applicable Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower Representative shall notify the Administrative Agent of such election by telephone or through Electronic System, if arrangements for doing so have been approved by the Administrative Agent, by the time that a Borrowing Request would be required under Section 2.03 if the Borrowers were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, Electronic System or fax to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower Representative.

(c) Each telephonic and written Interest Election Request (including requests submitted through Electronic System) shall specify the following information in compliance with Section 2.02:

(i) the name of the applicable Borrower and the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an CBFR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If a Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a CBFR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to a CBFR Borrowing at the end of the Interest Period applicable thereto.

(f) Notwithstanding the above, all matters with respect to interest rate elections with respect to any Ancillary Loan shall be governed by the applicable Ancillary Facility Document.

(g) Notwithstanding the above or anything else in this Agreement to the contrary, prior to an Event of Default Term Loan A shall be a Eurodollar Loan in its entirety, with the first Interest Period commencing on the Effective Date and each successive Interest Period automatically commencing at the end of each Interest Period and being for a period of one month.

SECTION 2.09. Termination and Reduction of Commitments. (a) Unless previously terminated, the Revolving Commitment shall terminate on the Termination Date. Term Loan A may be made only on the Effective Date, and the Term Loan A Commitment shall terminate at the end of the Effective Date.

(b) Altair Engineering may at any time terminate, or from time to time reduce, any Commitment; provided that (i) each reduction of a Commitment shall be in an amount that is an integral multiple of $100,000 and not less than $500,000, and (ii) Altair Engineering shall not terminate or reduce the Revolving Commitment if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.10, the Aggregate Revolving Credit Exposure plus the Ancillary Facility Exposure would exceed the Aggregate Revolving Commitment Revolving Credit Exposures.

SECTION 2.10. Repayment of Loans. (a) Altair Engineering hereby unconditionally promises to pay to the Lenders the then unpaid principal amount of each Revolving Loan on the Termination Date. Each Foreign Subsidiary Borrower, in addition to all obligations under any Ancillary Facility Document, hereby unconditionally promises to pay to JPMCB the then unpaid principal amount of the Ancillary Loans owed by it on the Termination A Date.

(b) The applicable Borrower shall immediately repay the Aggregate Revolving Credit Exposure or the Ancillary Facility Exposure if the Aggregate Revolving Credit Exposure plus the Ancillary Facility Exposure exceeding the Aggregate Revolving Commitment exceeds the Aggregate Revolving Commitment at any time, to the extent required to eliminate such excess. If any such excess remains after repayment in full of all outstanding Revolving Loans and Ancillary Loans, Altair Engineering shall provide cash collateral for the LC Exposure in the manner set forth herein to the extent required to eliminate such excess.

(c) Altair Engineering hereby unconditionally promises to pay to the Lenders the principal amount of Term Loan A in consecutive quarterly installments, each in the amount of $2,500,000 and payable on the last day of each March, June, September and December, commencing with the last day of June, 2017, until Maturity Date A, and to the extent not previously paid, the unpaid principal of Term Loan A shall be paid in full by Altair Engineering on Maturity Date A.

SECTION 2.11. Prepayment of Loans. (a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (e) of this Section.

(b) In addition to all other payments of Term Loan A required hereunder, Altair Engineering shall prepay the principal balance of Term Loan A with all proceeds from the issuance of any Equity Interests by Altair Engineering, payable promptly upon receipt of such proceeds; provided that this Section 2.11(b) shall not apply to any amounts received by Altair Engineering (i) pursuant to the exercise of stock options by any employees of Altair Engineering to the extent the aggregate amounts received by Altair Engineering pursuant thereto does not exceed $1,000,000 in any period of four consecutive Fiscal Quarters, and (ii) in connection with Equity Interests issued pursuant to or in connection with a Permitted Acquisition.

(c) All amounts prepaid on any Term Loan pursuant to (i) Section 2.11(a) shall be applied pro rata to the remaining principal payments due on such Term Loan or (ii) Section 2.11(b) shall be applied to the remaining principal payments due on such Term Loan in the inverse order of maturity. Within the parameters of the applications set forth above, prepayments shall be applied first to CBFR Loans and then to Eurodollar Loans (in the case of Eurodollar Loans, in direct order of Interest Period maturities).

(d) The Borrowers shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by fax) or through Electronic System, if arrangements for doing so have been approved by the Administrative Agent, of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., eastern time, three Business Days before the date of prepayment, (ii) in the case of prepayment of a CBFR Borrowing, not later than 11:00 a.m., eastern time, one Business Day before the date of prepayment, or (iii) in the case of prepayment of a Swingline Loan, not later than 11:00 a.m., eastern time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, provided that prepayments of CBFR Loans may be in any amount. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

(e) Notwithstanding the foregoing, all prepayments with respect to any Ancillary Loans shall be governed by the applicable Ancillary Facility Document.

SECTION 2.12. Fees. (a) Altair Engineering agrees to pay to Administrative Agent a commitment fee for the account of each Revolving Lender, which shall accrue at a per annum rate equal to 0.25% on the average daily unused amount of the Revolving Commitments during the period from and including the Effective Date to but excluding the date on which the Revolving Commitments terminate. Accrued commitment fees shall be payable in arrears on the last day of each calendar quarter and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) Altair Engineering agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Margin on the average daily amount of each Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.25% per annum on the daily amount of all LC Exposure of the Lenders (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the Termination Date and any such fees accruing after the Termination Date shall be payable on demand and, upon and during the continuance of any Event of Default, the fee under this Section 2.12(b) shall be increased by 2.00% per annum. Any other fees payable pursuant to this paragraph shall be payable within 5 days after demand. All such fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrowers agree to pay to the Administrative Agent such other fees payable in the amounts and at the times separately agreed upon between the Borrowers and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds. Fees paid shall not be refundable under any circumstances.

SECTION 2.13. Interest. (a) The Loans comprising each CBFR Borrowing shall bear interest at the CB Floating Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Notwithstanding the foregoing, upon and during the continuance of any Event of Default, all Loans and other amounts due hereunder (other than interest) shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to CBFR Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitment; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a CBFR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days. The applicable CB Floating Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(f) Notwithstanding the above, Ancillary Loans shall bear interest and be payable as set forth in the applicable Ancillary Facility Documents.

SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining (including, without limitation, by means of an Interpolated Rate) the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for the applicable Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to Altair Engineering and the Lenders through Electronic System as provided in Section 9.01 as promptly as practicable thereafter and, until the Administrative Agent notifies Altair Engineering and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and any such Eurodollar Borrowing shall be repaid on the last day of the then current Interest Period applicable thereto, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as a CBFR Borrowing.

SECTION 2.15. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting into or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender, the Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to Altair Engineering and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies Altair Engineering of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09 and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by Altair Engineering pursuant to Section 2.19 or 9.02(d), then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Eurodollar Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Eurodollar Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to Altair Engineering and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

SECTION 2.17. Taxes.

(a) Withholding Taxes; Gross-Up; Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c) Evidence of Payment. As soon as practicable after any payment of Taxes by the any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment, or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Borrowers. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Loan Party by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Altair Engineering and the Administrative Agent, at the time or times reasonably requested by Altair Engineering or the Administrative Agent, such properly completed and executed documentation reasonably requested by Altair Engineering or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Altair Engineering or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Altair Engineering or the Administrative Agent as will enable Altair Engineering or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to Altair Engineering and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Altair Engineering or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Altair Engineering and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Altair Engineering or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the U.S. is a party (x) with respect to payments of interest under any Loan Document, an executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit B-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4) to the extent a Foreign Lender is not the Beneficial Owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable,, a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-2 or Exhibit B-3, IRS Form W-9, and/or other certification documents from each Beneficial Owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Altair Engineering and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Altair Engineering or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Altair Engineering or the Administrative Agent to determine the withholding or deduction required to be made;

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Altair Engineering and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Altair Engineering or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Altair Engineering or the Administrative Agent as may be necessary for Altair Engineering and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement; and

(E) Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Altair Engineering and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i) Defined Terms. For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

SECTION 2.18. Payments Generally; Allocation of Proceeds; Sharing of Set-offs.

(a) The Borrowers shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Sections 2.15, 2.16 or 2.17, or otherwise) prior to 2:00 p.m., eastern time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices as specified by the Administrative Agent from time to time, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Unless otherwise provided herein, if any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) Any proceeds of Collateral received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrowers), or (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent, the Swingline Lender and the Issuing Bank from the Borrowers (other than in connection with Banking Services Obligations or Swap Agreement Obligations), second, to pay any fees or expense reimbursements then due to the Lenders from the Borrowers (other than in connection with Banking Services Obligations or Swap Agreement Obligations), third, to pay interest then due and payable on the Loans ratably, fourth, to prepay principal on the Loans and unreimbursed LC Disbursements, to pay any amounts owing with respect to Swap Agreement Obligations up to and including the amount most recently provided to the Administrative Agent pursuant to Section 2.23, ratably (with amounts allocated to the Term Loans of any Class applied to reduce the subsequent scheduled repayments of the Term Loans of such Class to be made pursuant to Section 2.10 in inverse order of maturity), to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate LC Exposure (to be held as cash collateral for such Obligations), and to the payment of any amounts owing in respect of Banking Services Obligations up to and including the amount most recently provided to the Administrative Agent pursuant to Section 2.23, all on a pro rata basis, and fifth, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender from the Borrowers or any other Loan Party. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by Altair Engineering, or unless a Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Eurodollar Loan of a Class, except (i) on the expiration date of the Interest Period applicable thereto, or (ii) in the event, and only to the extent, that there are no outstanding CBFR Loans of the same Class and, in any such event, the Borrowers shall pay the break funding payment required in accordance with Section 2.16. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.

Notwithstanding the foregoing, Secured Obligations arising under Banking Services Obligations or Swap Agreement Obligations shall be excluded from the application described above and paid in clause fifth if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may have reasonably requested from the applicable provider of such Banking Services or Swap Agreements.

(c) At the election of the Administrative Agent, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees, costs and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder, whether made following a request by Altair Engineering pursuant to Section 2.03 or 2.05 or a deemed request as provided in this Section or may be deducted from any deposit account of the Borrowers maintained with the Administrative Agent. The Borrowers hereby irrevocably authorize (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agree that all such amounts charged shall constitute Loans (including Swingline Loans), and that all such Borrowings shall be deemed to have been requested pursuant to Sections 2.03 or 2.05, as applicable, and (ii) the Administrative Agent to charge any deposit account of any Borrower maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.

(d) If, except as otherwise expressly provided herein, any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other similarly situated Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment or sale of a participation in any of its Loans or participations in LC Disbursements and Swingline Loans to any assignee or participant, other than to the Borrowers or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Altair Engineering consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(e) Unless the Administrative Agent shall have received notice from Altair Engineering prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f) If any Lender shall fail to make any payment required to be made by it hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender hereunder. Application of amounts pursuant to (i) and (ii) above shall be made in such order as may be determined by the Administrative Agent in its discretion.

(g) The Administrative Agent may from time to time provide the Borrowers with account statements or invoices with respect to any of the Secured Obligations (the “Statements”). The Administrative Agent is under no duty or obligation to provide Statements, which, if provided, will be solely for the Borrowers’ convenience. Statements may contain estimates of the amounts owed during the relevant billing period, whether of principal, interest, fees or other Secured Obligations. If the Borrowers pay the full amount indicated on a Statement on or before the due date indicated on such Statement, the Borrowers shall not be in default of payment with respect to the billing period indicated on such Statement; provided, that acceptance by the Administrative Agent, on behalf of the Lenders, of any payment that is less than the total amount actually due at that time (including but not limited to any past due amounts) shall not constitute a waiver of the Administrative Agent’s or the Lenders’ right to receive payment in full at another time.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the

Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.15 or 2.17) and obligations under this Agreement and other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent (and in circumstances where its consent would be required under Section 9.04, the Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

SECTION 2.20. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b) such Defaulting Lender shall not have the right to vote on any issue on which voting is required (other than to the extent expressly provided in Section 9.02(b)) and the Commitments and Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder or under any other Loan Document; provided that, except as otherwise provided in Section 9.02, this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby;

(c) if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender (other than the portion of such Swingline Exposure referred to in clause (b) of the definition of such term) shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrowers shall have otherwise notified the Administrative Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time) and (y) to the extent that such reallocation does not, as to any non-Defaulting Lender, cause such non-Defaulting Lender’s Revolving Exposure to exceed its Revolving Commitment;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize, for the benefit of the Issuing Bank, the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii) if the Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.12(a) and 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d) so long as such Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend, renew, extend or increase any Letter of Credit, unless it is satisfied that the related exposure and such Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.20(c), and participating interests in any such newly made Swingline Loan or LC Exposure with respect to any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event or Bail-In Action with respect to the Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Bank, as the case may be, shall have entered into arrangements with the Borrowers or such Lender, satisfactory to the Swingline Lender or the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that each of the Administrative Agent, the Borrowers, the Swingline Lender and the Issuing Bank agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on the date of such readjustment such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

SECTION 2.21. Returned Payments. If, after receipt of any payment which is applied to the payment of all or any part of the Obligations (including a payment effected through exercise of a right of setoff), the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion), then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender. The provisions of this Section 2.21 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.21 shall survive the termination of this Agreement.

SECTION 2.22. Banking Services and Swap Agreements. Each Lender or Affiliate thereof providing Banking Services for, or having Swap Agreements with, any Loan Party or any Subsidiary or Affiliate of a Loan Party shall deliver to the Administrative Agent, promptly after entering into such Banking Services or Swap Agreements, written notice setting forth the aggregate amount of all Banking Services Obligations and Swap Agreement Obligations of such Loan Party or Subsidiary or Affiliate thereof to such Lender or Affiliate (whether matured or unmatured, absolute or contingent). In furtherance of that requirement, each such Lender or Affiliate thereof shall furnish the Administrative Agent, from time to time upon a request therefor, a summary of the amounts due or to become due in respect of such Banking Services Obligations and Swap Agreement Obligations. The most recent information provided to the Administrative Agent shall be used in determining which tier of the waterfall, contained in Section 2.18(b), in which such Banking Services Obligations and/or Swap Agreement Obligations will be placed.

SECTION 2.23. Foreign Subsidiary Borrowers. On the Effective Date, Altair Engineering India Pvt., Ltd., a company organized under the laws of India, is designated as a Foreign Subsidiary Borrower. After the Effective Date, Altair Engineering may designate any other Foreign Subsidiary, provided that Altair Engineering owns at least 85% of the Equity Interests of such Foreign Subsidiary, as a Foreign Subsidiary Borrower by delivery to JPMCB of a Foreign Subsidiary Borrower Agreement executed by such Foreign Subsidiary and the Domestic Borrowers. Each such designation shall be subject to the consent of the Required Lenders. Upon the execution by Altair Engineering and delivery to JPMCB of a Foreign Subsidiary Borrower Termination with respect to any Foreign Subsidiary Borrower, such Foreign Subsidiary shall cease to be a Foreign Subsidiary Borrower and a party to this Agreement; provided that no Foreign Subsidiary Borrower Termination will become effective as to any Foreign Subsidiary Borrower (other than to terminate such Foreign Subsidiary Borrower’s right to make further Borrowings under this Agreement) at a time when any principal of or interest on any Ancillary Loans to such Foreign Subsidiary Borrower shall be outstanding hereunder or any Ancillary Facility under which Ancillary Loans may be made available to such Foreign Subsidiary Borrower has not been previously terminated.

SECTION 2.24. Ancillary Facilities. (a) General. If a Foreign Subsidiary Borrower and JPMCB agree, subject to (i) compliance with the requirements set forth in this Section 2.24 and (ii) such Foreign Subsidiary Borrower having complied with Sections 2.24 and 4.03, JPMCB may, but shall not be obligated, to provide an Ancillary Facility to such Foreign Subsidiary Borrower. No Lender (other than JPMCB) shall be a party to any Ancillary Facility or otherwise lend to any Foreign Subsidiary Borrower. The aggregate amount of all Ancillary Facilities shall not at any time exceed $4,000,000.

(b) Creation of Ancillary Facilities. To request the creation of an Ancillary Facility, a Foreign Subsidiary Borrower shall deliver to JPMCB not later than 10 Business Days (or such shorter period agreed to by JPMCB) prior to the first date on which such Ancillary Facility is proposed to be made available a notice in writing specifying: (i) the Foreign Subsidiary Borrower to which extensions of credit will be made available thereunder; (ii) the first date on which such Ancillary Facility shall be made available and the expiration date of such Ancillary Facility (which shall be no later than the Termination Date); (iii) the type of Ancillary Facility being provided; (iv) the amount of the Ancillary Facility (which shall be expressed in Dollars and shall not exceed, when combined with all Ancillary Facilities, $4,000,000) and the Foreign Currencies in which such Ancillary Facilities shall be made available; and (v) such other information that JPMCB may reasonably request in connection with such Ancillary Facility.

(c) Terms of Ancillary Facility. Each Ancillary Facility shall be on terms and conditions, and subject to Ancillary Facility Documents, acceptable to JPMCB and the applicable Foreign Subsidiary Borrower thereunder.

(d) Conflict with Loan Documents. In the event of any conflict between the terms of an Ancillary Facility Document and any other Loan Document (other than an Ancillary Facility Document), the terms of such other Loan Document shall govern.

SECTION 2.25. Increase in Commitments.

(a) Subject to the conditions set forth below, Altair Engineering may, upon at least ten (10) days (or such other period of time agreed to between the Administrative Agent and Altair Engineering) prior written notice to the Administrative Agent, increase the Aggregate Revolving Commitments from time to time, either by designating a lender not theretofore a Lender to become a Lender (such designation to be effective only with the prior written consent of the Administrative Agent which shall not be unreasonably withheld) or by agreeing with an existing Lender that such Lender’s Revolving Commitment shall be increased (thus increasing the Aggregate Revolving Commitments); provided that:

(i) both before and after giving effect to such increase on a pro forma basis, no Default or Unmatured Default shall have occurred and be continuing hereunder and the Leverage Ratio is at least 0.25 below the level then required under Section 6.13;

(ii) The representations and warranties contained in Article VII are true and correct as of the effective date of such increase in all material respects except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date;

(iii) the amount of each such increase in the Aggregate Revolving Commitments shall not be less than $5,000,000 (or such other minimum amount agreed to between the Administrative Agent and Altair Engineering), and aggregate amount of all increases to the Aggregate Revolving Commitments plus all New Credit Facilities shall not exceed $25,000,000;

(iv) Altair Engineering and any applicable Lender or lender not theretofore a Lender, shall execute and deliver to the Administrative Agent, a lender addition and acknowledgement Agreement in form and substance satisfactory to the Administrative Agent (each such agreement, a “Lender Addition and Acknowledgment Agreement”) and acknowledged by the Administrative Agent and Altair Engineering;

(v) no existing Lender shall be obligated in any way to increase any of its Commitments;

(vi) the Administrative Agent shall consent to such increase, which consent shall not be unreasonably withheld; and

(vii) the Administrative Agent shall have received such supplemental opinions, resolutions, certificates and other documents as the Administrative Agent may reasonably request.

Upon the execution, delivery, acceptance and recording of the Lender Addition and Acknowledgement Agreement, from and after the effective date specified in a Lender Addition and Acknowledgement Agreement, such existing Lender shall have a Revolving Commitment as therein set forth or such other Lender shall become a Lender with a Revolving Commitment as therein set forth and all the rights and obligations of a Lender with such a Revolving Commitment hereunder. Upon its receipt of a Lender Addition and Acknowledgement Agreement together with any note or notes, if requested, subject to such addition and assumption and the written consent to such addition and assumption, the Administrative Agent shall, if such Lender Addition and Acknowledgement Agreement has been completed and the other conditions described in this Section 2.25(a) have been satisfied: (x) accept such Lender Addition and Acknowledgement Agreement; (y) record the information contained therein in the Register; and (z) give prompt notice thereof to the Lenders and Altair Engineering and deliver to the Lenders a schedule reflecting the new Commitments. The Lenders (new or existing) shall accept an assignment from the existing Lenders, and the existing Lenders shall make an assignment to the new or existing Lender accepting a new or increased Revolving Commitment, of a direct or participation interest in each then outstanding Loans and Letter of Credit such that, after giving effect thereto, all outstanding Credit Exposure (other than Ancillary Facility Exposure) hereunder is held ratably by the Lenders in proportion to their respective Revolving Commitments. Assignments pursuant to the preceding sentence shall be made in exchange for the principal amount assigned plus accrued and unpaid interest and facility and letter of credit fees. Altair Engineering shall make any payments under Section 2.17 resulting from such assignments.

(b) Subject to the conditions set forth below, Altair Engineering may, upon at least ten (10) days (or such other period of time agreed to between the Administrative Agent and Altair Engineering) prior written notice to the Administrative Agent, request a new credit facility which is a revolving credit facility, a term loan or other credit facility (a “New Credit Facility”); provided that:

(i) both before and after giving effect to such New Credit Facility on a pro forma basis, no Default or Unmatured Default shall have occurred and be continuing hereunder and the Leverage Ratio is at least 0.25 below the level then required under Section 6.13;

(ii) the representations and warranties contained in Article VII are true and correct as of the effective date of such New Credit Facility in all material respects except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date;

(iii) the amount of each such New Credit Facility shall not be less than $5,000,000 (or such other minimum amount agreed to between the Administrative Agent and Altair Engineering), and the aggregate amount of all increases to the Aggregate Revolving Commitments under Section 2.25(a) plus all New Credit Facilities shall not exceed $25,000,000;

(iv) Altair Engineering and any applicable Lender or lender not theretofore a Lender, shall execute and deliver to the Administrative Agent, a Lender Addition and Acknowledgement Agreement, in form and substance satisfactory to the Administrative Agent and acknowledged by the Administrative Agent and Altair Engineering;

(v) no existing Lender shall be obligated in any way to make or participate in any New Credit Facility;

(vi) the Administrative Agent shall consent to such increase, which consent shall not be unreasonably withheld;

(vii) the Administrative Agent shall have received such supplemental opinions, resolutions, certificates and other documents as the Administrative Agent may reasonably request;

(viii) the interest rates and fees and other terms applicable to the New Credit Facility shall be determined by the Administrative Agent, Altair Engineering, and the lenders thereunder;

(ix) the loans and other advances under such New Credit Facilities shall constitute Loans and credit extensions hereunder for all purposes of the Loan Documents;

(x) this Agreement and the other Loan Documents may be amended in a writing executed and delivered by Altair Engineering and the Administrative Agent to reflect any changes necessary to give effect to such New Credit Facility in accordance with its terms as set forth herein, which may include the addition of such New Credit Facility as a separate facility; and

(xi) such New Credit Facility is on the same terms and conditions as Term Loan A, except as set forth in clause (vii), (viii) and (x) above or to the extent satisfactory to the Administrative Agent and Altair Engineering.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

In order to induce the Administrative Agent and the Lenders to enter into this Agreement, the Loan Parties represent and warrant to the Administrative Agent and the Lenders that the following statements are true, correct and complete (it being understood and agreed that the representations and warranties made on the Effective Date are deemed to be made concurrently with, and giving effect to, the consummation of the Transactions):

SECTION 3.01. Organization; Powers. Each of the Companies is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The Transactions are within each Loan Party’s corporate or company, as the case may be, powers and have been duly authorized by all necessary corporate or company and, if required, stockholder or member action. All Loan Documents have been duly executed and delivered by each Loan Party party thereto, and constitutes a legal, valid and binding obligation of each such Loan Party, enforceable against each such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws, operating agreement or other organizational documents of any Loan Party or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party, except as created under the Collateral Documents in favor of Administrative Agent and Permitted Encumbrances.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The balance sheets and statements of income, stockholders equity and cash flows as of and for the fiscal year ended December 31, 2016 and for the Fiscal Quarter ended March 31, 2017 for the Companies heretofore furnished to Administrative Agent and the Lenders present fairly, in all material respects, the financial position and results of operations and cash flows of the Companies as of such dates and for such periods in accordance with GAAP, subject, in the case of the statements for the Fiscal Quarter ended March 31, 2017, to year-end audit adjustments and the absence of footnotes and with respect to revenue recognition and tax provision disclosed to the Administrative Agent. The projections delivered to Administrative Agent and the Lenders prior to the Effective Date contain reasonable assumptions and give appropriate effect to those assumptions, and are based on estimates and assumptions considered reasonable by the Borrowers and the best information available to the Borrowers at the time made, and use information consistent with the plans of the Borrowers, it being recognized by Administrative Agent and the Lenders, however, that projections as to future events are not to be viewed as facts, and that the actual results during the period or periods covered by said projections probably will differ from the projected results and that such differences may be material, but no Borrower knows of any material differences.

(b) Since December 31, 2016, there has been no material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of the Companies.

SECTION 3.05. Properties. (a) Each of the Companies has good title to, or valid leasehold interests in, all its real and personal property material to its business (including without limitation, as of the Effective Date, all assets reflected in the balance sheets of the Companies), except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) Each of the Companies owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Companies does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c) As of the Effective Date, Schedule 3.05 sets forth the address and legal description of all real property that is owned or leased by any Loan Party.

SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Loan Parties, threatened against or affecting any Company (i) as to which there is a reasonable probability of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.

(b) Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no Company (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

SECTION 3.07. Compliance with Laws and Agreements. Each of the Companies is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08. Investment Company Status. No Company is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09. Taxes. Each of the Companies has timely filed or caused to be filed all tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Companies have set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. At any time that a Company is organized as a limited liability company, it will qualify for partnership tax treatment under United States federal tax law, except where an election has been made to treat such Company as a disregarded entity for U.S. tax purposes.

SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $1,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $1,000,000 the fair market value of the assets of all such underfunded Plans.

SECTION 3.11. Disclosure. The Loan Parties have disclosed to Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Companies to Administrative Agent and the Lenders in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.12 Employee Matters. No Company is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against any Company, or to the knowledge of any Loan Party, threatened against any of them and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against any Company or to the knowledge of any Loan Party, threatened against any of them, (b) no strike, work stoppage or other labor controversy in existence or threatened involving any Company, and (c) no violation of any laws or regulations, foreign or domestic, with respect to any employee, union or related matters by any Company, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect. The Companies are in substantial compliance in all material respects with the Fair Labor Standards Act, as amended, and have paid all minimum and overtime wages required by law to be paid to their employees.

SECTION 3.13 Subsidiaries. Schedule 3.13 contains an accurate list of (a) all Subsidiaries of Altair Engineering as of the Effective Date, setting forth their respective jurisdictions of organization and the percentage of their respective Equity Interests owned by Altair Engineering or other Subsidiaries and (b) all owners of the Equity Interests of each Domestic Borrower, setting forth the percentage of the Equity Interests of each Domestic Borrower owned by each of them. None of the Equity Interests of any Domestic Borrower constitutes Disqualified Stock and no payment of any kind required in connection with the Equity Interests of any Domestic Borrower is required to the extent prohibited by this Agreement.

SECTION 3.14. Anti-Corruption Laws and Sanctions. The Borrowers have implemented and maintain in effect policies and procedures designed to ensure compliance by each Borrower, its respective Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrowers, their respective Subsidiaries and their respective officers and employees and to the knowledge of the Borrowers their respective directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrowers, any Subsidiary of any of the Borrowers or any of their respective directors, officers or employees, or (b) to the knowledge of the Borrowers, any agent of any of the Borrowers or any of their respective Subsidiaries that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Loan, Borrowing or Letter of Credit, use of proceeds, the Transaction or other transactions contemplated by this Agreement or the other Loan Documents will violate Anti-Corruption Laws or applicable Sanctions.

SECTION 3.15. EEA Financial Institutions. No Loan Party is an EEA Financial Institution.

ARTICLE IV

CONDITIONS

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Lender (or its counsel) shall have received from each party thereto either (i) a counterpart of each Loan Document signed on behalf of each party thereto or (ii) written evidence satisfactory to Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that each party thereto has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received such written opinions of counsel for the Loan Parties as requested by the Administrative Agent, in form and substance acceptable to the Administrative Agent, and covering such other matters relating to the Loan Parties, this Agreement or the Transactions as the Administrative Agent shall reasonably request. The Loan Parties hereby request such counsel to deliver such opinion.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Loan Parties, the authorization of the Transactions and any other legal matters relating to the Companies, the Loan Documents, or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(d) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, and, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrowers hereunder.

(e) All legal (including tax implications) and regulatory matters, including, but not limited to compliance with applicable requirements of Regulations U, T and X of the Board shall be satisfactory to the Administrative Agent.

(f) The Loan Parties shall have delivered evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Administrative Agent.

(g) The Loan Parties shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary in connection with the Transactions, and each of the foregoing shall be in full force and effect.

(h) The execution of a consent and amendment of all existing Collateral Documents (and the Lenders hereby consent to the execution thereof by the Administrative Agent) and the completion of any other actions, if any, required by the Administrative Agent to grant to, and/or reaffirm the grant to, the Administrative Agent of a valid first priority, perfected security interest in and lien on all Collateral and all guarantees of the Secured Obligations.

(i) All legal (including tax implications) and regulatory matters shall be satisfactory to the Administrative Agent and all due diligence reviews of all litigation of the Companies.

(j) The Administrative Agent and Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including USA PATRIOT Act, and a properly completed and signed IRS Form W-8 or W-9, as applicable, for each Loan Party

(k) The Loan Parties shall have delivered or caused to be delivered such other documents as the Administrative Agent or its counsel may have reasonably requested.

Notwithstanding the foregoing, the obligations of the Lenders to make Loans and to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 1:00 p.m., eastern time, on June 15, 2017 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02. Each Credit Event. The obligation of the Lenders to make a Loan on the occasion of any Borrowing and to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of each Loan Party set forth in this Agreement or in any other Loan Document shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, and that any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects).

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

SECTION 4.03. Credit Events Relating to Foreign Subsidiary Borrowers. The obligation, if any, of JPMCB to make any Ancillary Loan under any Ancillary Facility to any Foreign Subsidiary Borrower is also subject, in addition to all conditions under the applicable Ancillary Facility Documents, are subject to the satisfaction of the following conditions (which are in addition to the conditions contained in Sections 4.01 and 4.02):

(a) JPMCB shall have received a Foreign Subsidiary Borrower Agreement with respect to such Foreign Subsidiary Borrower duly executed by all parties thereto; and

(b) JPMCB shall have received such documents (including legal opinions) and certificates as JPMCB or its counsel may reasonably request relating to the formation, existence and good standing of such Foreign Subsidiary Borrower, the authorization of Borrowings as they relate to such Foreign Subsidiary Borrower and any other legal matters relating to such Foreign Subsidiary Borrower or its Foreign Subsidiary Borrower Agreement, all in form and substance reasonably satisfactory to JPMCB and its counsel.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each Borrower covenants and agrees with the Administrative Agent and the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Borrowers will furnish to the Administrative Agent:

(a) within 150 days after the end of each Fiscal Year of Altair Engineering, commencing with the Fiscal Year ending December 31, 2017, the audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by Ernst & Young, LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Companies on a consolidated basis in accordance with GAAP consistently applied;

(b) within 45 days after the end of each of the Fiscal Quarters, including the last Fiscal Quarter of each Fiscal Year commencing with the Fiscal Quarter ending June 30, 2017, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Companies on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of Altair Engineering (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.12 and 6.13 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) within 60 days after the beginning of each Fiscal Year of Altair Engineering, commencing with the Fiscal Year ending December 31, 2017, projections for Altair Engineering and its consolidated Subsidiaries for such Fiscal Year in form and detail satisfactory to the Administrative Agent;

(e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Company with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by any Borrower to its shareholders generally, as the case may be; and

(f) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Company or Affiliate, or compliance with the terms of this Agreement, as any Lender may reasonably request.

SECTION 5.02. Notices of Material Events. The Borrowers will furnish to the Administrative Agent prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Company or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Companies in an aggregate amount exceeding $1,000,000; and

(d) any other development that resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer of Altair Engineering setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. Each Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04. Payment of Obligations. Each Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties; Insurance. Each Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 5.06. Books and Records; Inspection Rights. Each Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Each Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested. Each Borrower shall take such action as may be reasonably requested by the Administrative Agent to allow the Lenders to rely on the annual audit of the Companies.

SECTION 5.07. Compliance with Laws. Each Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrowers will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrowers, their respective Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.08. Use of Proceeds and Letters of Credit. The proceeds of the Loans and Letters of Credit will be used only for working capital needs and general corporate purposes, including, without limitation, Permitted Acquisitions of the Borrowers and Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. The Borrowers (i) will not request any Borrowing, Loan or Letter of Credit, and shall not use, (ii) shall procure that (1) their respective Subsidiaries, and (2) their respective Subsidiaries’ respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing, Loan or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country to the extent that such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or the European Union, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 5.09. Collateral Security; Further Assurances. (a) To guarantee or secure the payment when due of the Secured Obligations, the Borrowers shall execute and deliver, or cause to be executed and delivered, to the Administrative Agent Collateral Documents granting or providing for the following:

(i) Secured Obligation Guaranties of each Guarantor.

(ii) Security Agreements granting a first priority, enforceable Lien and security interest, subject only to Permitted Liens, on all present and future accounts, chattel paper, commercial tort claims, deposit accounts, documents, farm products, fixtures, chattel paper, equipment, general intangibles, goods, instruments, inventory, investment property, letter-of-credit rights (as those terms are defined in the UCC) and all other personal property of Altair Engineering and each other Guarantor, but excluding any patents, copyrights, patent applications or copyright applications or any trade secrets or software products; and, provided that the pledge of any Equity Interests in any Foreign Subsidiaries or Foreign Subsidiary Holding Companies shall (x) be limited to material Foreign Subsidiary Holding Companies and material first-tier Foreign Subsidiaries directly owned by a Loan Party (in each case as reasonably determined by the Administrative Agent), and (y) not exceed 66% of the voting Equity Interests of any such Foreign Subsidiary Holding Company or Foreign Subsidiary described in the foregoing clause (x) if pledging a greater percentage would cause an adverse tax consequence for Altair Engineering. Altair Engineering shall promptly take, and promptly cause its Subsidiaries to take, any additional actions, if any, requested by the Administrative Agent to further document the required pledge of the Equity Interests in any Foreign Subsidiaries.

(iii) Collateral Documents and other documents and conditions required by the Administrative Agent with respect to any present and future real property owned by Altair Engineering or any other Guarantor granting a first priority, enforceable Lien and security interest, subject only to Permitted Liens, on all such present and future owned real property. As of the date of the First Amendment to this Agreement, the Administrative Agent will not be taking a mortgage on the Supplemental Headquarters Property and requesting the other requirements under this Section 5.09(a)(iii) with respect to the Supplemental Headquarters Property, and the Borrowers acknowledge and agree that the Administrative Agent reserves the right to do so hereunder at any time with respect to the Supplemental Headquarters Property and any other present and future real property owned by Altair Engineering or any other Guarantor.

(iv) All other security and collateral described in the Collateral Documents.

(b) Each Domestic Borrower agrees that it will promptly notify the Administrative Agent of the formation or acquisition of any Subsidiary or other Subsidiary or the acquisition of any assets on which a Lien is required to be granted and that is not covered by existing Collateral Documents. Each Domestic Borrower agrees that it will promptly execute and deliver, and cause each Domestic Subsidiary to execute and deliver, promptly upon the request of the Administrative Agent, such additional Collateral Documents and other agreements, documents and instruments, each in form and substance satisfactory to the Administrative Agent, sufficient to grant to the Administrative Agent the Guaranties and Liens contemplated by this Agreement and the Collateral Documents. Each Domestic Borrower shall deliver, and cause each Guarantor to deliver, to the Administrative Agent all original instruments payable to it with any endorsements thereto required by the Administrative Agent and all original certificated securities and other certificates with respect to any Equity Interests owned by any Domestic Borrower or any Domestic Subsidiary with any blank stock or other powers required by the Administrative Agent. Additionally, each Domestic Borrower shall execute and deliver, and cause each Guarantor to execute and deliver, promptly upon the request of the Administrative Agent, such certificates, legal opinions, title work and insurance, surveys, lien searches, environmental reports, organizational and other charter documents, resolutions and other documents and agreements as the Administrative Agent may request in connection therewith. Each Domestic Borrower shall execute and deliver, and cause each Guarantor to execute and deliver, promptly upon the request of the Administrative Agent, such agreements and instruments evidencing any intercompany loans or other advances among the Companies, or any of them, and all such intercompany loans or other advances owing by any Borrower shall be, and are hereby made, subordinate and junior to the Secured Obligations and no payments may be made on such intercompany loans or other advances upon and during the continuance of a Default unless otherwise agreed to by the Administrative Agent. Altair Engineering will take such additional actions, and deliver such additional agreements and documents, as requested by the Administrative Agent to obtain a perfected security interest in 66% of the voting Equity Interests of each material first-tier Foreign Subsidiary (in each case as reasonably determined by the Administrative Agent) requested by the Administrative Agent.

(c) The Loan Parties agree to deliver officer certificates and resolutions ratifying the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel, on or before June 30, 2017.

SECTION 5.10. Depository Bank. Each Borrower shall, and shall cause each Domestic Subsidiary to, maintain JPMCB as such Loan Party’s principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity, and other deposit accounts and Banking Services for the conduct of its business.

SECTION 5.11. Additional Covenants. If at any time any of the Borrowers or Domestic Subsidiaries shall enter into or be a party to any instrument or agreement for Indebtedness with a principal amount in excess of $5,000,000, including all such instruments or agreements for Indebtedness in existence as of the date hereof and all such instruments or agreements for Indebtedness entered into after the date hereof, relating to or amending any provisions applicable to any of its Indebtedness, which includes any covenants, defaults or similar terms (other than covenants in any purchase money financing relating solely to the use and sale of the specific asset financed) not substantially provided for in this Agreement or more favorable to the lender or lenders thereunder than those provided for in this Agreement, then the Borrowers shall promptly so advise the Administrative Agent. Thereupon, if the Administrative Agent or the Lenders

shall request, upon notice to the Borrowers, the Lenders and the Borrowers shall enter into an amendment to this Agreement or an additional agreement (as the Administrative Agent may request), providing for substantially the same material covenants, defaults and similar terms as those provided for in such instrument or agreement for Indebtedness to the extent required and as may be selected by the Administrative Agent and the Required Lenders.

ARTICLE VI

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, each Borrower covenants and agrees with the Administrative Agent and the Lenders that:

SECTION 6.01. Indebtedness. No Borrower will, nor will any Borrower permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness created hereunder;

(b) Indebtedness existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

(c) Indebtedness of any Company incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (c) shall not exceed $3,000,000 (exclusive of the Indebtedness described on Schedule 6.01(c) hereto, provided that the Indebtedness described on Schedule 6.01(c) may not be increased (as reduced from time to time) or extended) at any time outstanding;

(d) Unsecured Indebtedness not to exceed $1,000,000 in aggregate principal amount at any time outstanding owing by any Foreign Subsidiary to Altair Engineering;

(e) Indebtedness not to exceed $7,000,000 in aggregate principal amount at any time outstanding owing by any Foreign Subsidiary;

(f) Indebtedness in connection with Swap Agreements and Swap Agreement Obligations permitted under Section 6.05;

(g) Indebtedness in connection with the investments permitted under Section 6.04;

(h) Indebtedness in connection with the redemptions by Altair Engineering of its Equity Interests pursuant to Sections 6.06(e);

(i) Intercompany Indebtedness among Altair Engineering and its Domestic Subsidiaries, provided that any such Indebtedness owing by Altair Engineering is subordinated to the Secured Obligations on terms acceptable to the Administrative Agent; and

(j) Matured and contingent obligations under the Indemnity Agreement in an aggregate amount not to exceed $5,000,000; and

(k) Other Indebtedness not to exceed $2,000,000 in aggregate principal amount at any time outstanding.

SECTION 6.02. Liens. No Borrower will, nor will any Borrower permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Encumbrances;

(b) any Lien on any property or asset of any Company existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of any Company and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c) Liens on fixed or capital assets acquired, constructed or improved by any Company; provided that (i) such security interests secure Indebtedness permitted by clause (c) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of any Company;

(d) any Lien on any property or asset of any Foreign Subsidiary pursuant to clause (e) of Section 6.01;

(e) Liens created under the Collateral Documents securing the Secured Obligations and other Liens in favor of the Administrative Agent; and

(f) any Lien existing on any property or asset prior to the acquisition thereof by Altair Engineering or any Subsidiary or existing on any property or asset of any Person that becomes a Loan Party after the date hereof prior to the time such Person becomes a Loan Party; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Loan Party, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Loan Party (other than the proceeds or products thereof and after-acquired property subject to a Lien pursuant to terms existing at the time of such acquisition, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Loan Party, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof, and (iv) the aggregate amount of Indebtedness secured by all such Liens shall not exceed $50,000, excluding such an existing Lien granted by a company that may be acquired in a potential Permitted Acquisition that factored its tax refund in the original amount of €771,699, which Lien may secure the amount of such tax refund as reduced from time to time and to be reduced to zero upon receipt of such tax refund.

SECTION 6.03. Fundamental Changes. (a) No Borrower will, nor will any Borrower permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) any of its assets (in each case, whether now owned or hereafter acquired, but excluding the sale or lease of its products in the ordinary course of its business, the sale of inventory in the ordinary course of its business and the sale of obsolete equipment that is not material in amount), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) the Companies may sell assets in which the sales price is at least the fair market value of the assets sold and the aggregate amount of such asset sales is less than $500,000 in any Fiscal Year and the consideration received is cash or cash equivalents, (ii) the Companies may sell the Equity Interests and/or assets of Ilumisys, Inc., d/b/a Toggled, provided that neither the Borrower nor any of its Subsidiaries has transferred any assets to Ilumisys, Inc. nor made any investments, loans or other advances to Ilumisys, Inc. since the date of, and as reflected in, the most recent consolidated financial statements delivered to the Administrative Agent with respect to Ilumisys, Inc. prior to the Effective Date, other than investments of cash to the extent needed to fund working capital needs in the ordinary course of business and consistent with past practice, (iii) any Subsidiary may merge into a Domestic Borrower in a transaction in which such Domestic Borrower is the surviving entity, (iv) any Subsidiary may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary, provided that, if any such Subsidiary involved in such merger is a Domestic Loan Party, the surviving entity must be a Domestic Loan Party, (v) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to a Domestic Borrower or Guarantor, and any Foreign Subsidiary that is not a Loan Party may sell, transfer, lease or otherwise dispose of its assets to any Loan Party or another Foreign Subsidiary, and (vi) any Subsidiary may liquidate or dissolve if Altair Engineering determines in good faith that such liquidation or dissolution is in the best interests of Altair Engineering and is not materially disadvantageous to the Administrative Agent and the Lenders; provided that any such merger involving a Person that is not a Wholly-Owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

(b) Each of the Borrowers will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Companies on the date of execution of this Agreement and businesses reasonably related or incidental thereto.

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. No Borrower will, nor will any Borrower permit any Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Wholly-Owned Subsidiary prior to such merger) any Equity Interests, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or make any Acquisition, except:

(a) Permitted Investments;

(b) investments existing on the date hereof and set forth in Schedule 6.04, without any increase in the outstanding amount thereof (without giving effect to any write down or decrease in the value thereof);

(c) Guarantees constituting Indebtedness permitted by Section 6.01;

(d) the redemption by Altair Engineering of its Equity Interests pursuant to Restricted Payments permitted under Sections 6.06(d);

(e) investments in Foreign Subsidiaries (excluding Permitted Acquisitions), provided that (i) the aggregate amount paid or payable for all such acquisitions shall not exceed $2,000,000 in the aggregate (based on the amount when made, and without giving effect to any write down or decrease in the value thereof) during the term of this Agreement, and (ii) no Event of Default or Default exists or would be caused thereby;

(f) investments in Domestic Subsidiaries, including, without limitation, the acquisition of Equity Interests;

(g) Indebtedness permitted under Section 6.01(d) or (i);

(h) Permitted Acquisitions; and

(i) other investments not to exceed $5,000,000 in the aggregate (based on the amount when made, and without giving effect to any write down or decrease in the value thereof) during the term of this Agreement, provided that if on a pro forma basis for the investment, the Leverage Ratio would be equal to or greater than 2.00:1.00, then such investments shall be limited to $2,000,000 in the aggregate, provided in either case no Event of Default or Default exists or would be caused thereby.

SECTION 6.05. Swap Agreements. No Borrower will, nor will any Borrower permit any Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which any Company has actual exposure (other than those in respect of Equity Interests of any Company), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Company. If required by the Administrative Agent, the Borrowers will maintain one or more Swap Agreements with one or more financial institutions acceptable to the Administrative Agent in its reasonable discretion, providing for a fixed rate of interest on a notional amount acceptable to the Administrative Agent and an average weighted maturity reasonably acceptable to the Administrative Agent.

SECTION 6.06. Restricted Payments. No Borrower will, nor will any Borrower permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) each Domestic Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common Equity Interests, (b) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (c) if no Event of Default or Default exists or would be caused thereby (both before and after giving effect to any of the following redemptions, including without limitation each installment thereon), Altair Engineering may make the following redemptions of its Equity Interests: (i) the purchase by Altair Engineering of up to 87,600 shares of Class B Voting Common Stock of Altair Engineering owned by Mark E. Kistner after the Effective Date, and (ii) the purchase by Altair Engineering of up to 59,293 shares of Class B Voting Common Stock of Altair Engineering owned by George J. Christ after the Effective Date, and (d) if no Event of Default or Default exists or would be caused thereby (both before and after giving effect to any such Restricted Payment), other Restricted Payments in an aggregate amount not to exceed $2,000,000 in any Fiscal Year.

SECTION 6.07. Transactions with Affiliates. No Borrower will, nor will any Borrower permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to such Company than could be obtained on an arm’s-length basis from unrelated third parties and (b) any Restricted Payment permitted by Section 6.06.

SECTION 6.08. Restrictive Agreements. No Borrower will, nor will any Borrower permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Company to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to any Domestic Borrower or Guarantor or to Guarantee Indebtedness of any Domestic Borrower or Guarantor; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (iii) clause (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment thereof.

SECTION 6.09. Change of Name or Location; Change of Fiscal Year. No Borrower will, nor will any Borrower permit any Guarantor to, (a) change its name as it appears in official filings in the state of its incorporation or organization, (b) change its chief executive office, principal place of business, mailing address, corporate offices or warehouses or locations at which Collateral is held or stored, or the location of its records concerning the Collateral as set forth in the Security Agreements, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its state of incorporation or other organization, or (e) change its state of incorporation or organization, in each case, unless the Administrative Agent shall have received at least thirty days prior written notice of such change and the Administrative Agent shall have acknowledged in writing that either (1) such change will not adversely affect the validity, perfection or priority of the Administrative Agent’s security interest in the Collateral, or (2) any reasonable action requested by the Administrative Agent in connection therewith has been completed or taken (including any action to continue the perfection of any Liens in favor of the Administrative Agent in any Collateral), provided that, any new location shall be in the continental U.S. No Loan Party shall change its Fiscal Year.

SECTION 6.10. Amendments to Agreements. No Borrower will, nor will any Borrower permit any Subsidiary to, amend, terminate, supplement or otherwise modify its articles of incorporation, charter, certificate of formation, operating agreement, by-laws or other organizational document in any manner materially adverse to the Lenders.

SECTION 6.11. Prepayment of Indebtedness. No Borrower will, nor will any Borrower permit any Domestic Subsidiary to, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity, other than (a) the Obligations; (b) Indebtedness secured by a Permitted Lien if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance herewith; and (c) Indebtedness permitted hereunder upon any permitted refinancing thereof in accordance therewith.

SECTION 6.12. Debt Service Coverage Ratio. The Borrowers will not permit the Debt Service Coverage Ratio to be less than 1.3 to 1.0 as of the end of any Fiscal Quarter.

SECTION 6.13. Leverage Ratio. The Borrowers will not permit the Leverage Ratio to be greater than 3.00 to 1.0 as of the end of any Fiscal Quarter.

SECTION 6.14. Minimum Liquidity. The Borrowers will not permit Liquidity to be less than $20,000,000 at the end of any Fiscal Quarter.

ARTICLE VII

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a) the Borrowers shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrowers shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c) any representation or warranty made or deemed made by or on behalf of any Company in or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been materially and adversely incorrect when made or deemed made;

(d) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Article V or VI, and in the case of any such failure with respect to Section 5.03, 5.05 or 5.07, such failure shall continue unremedied for a period of 30 days after the earlier of any Loan Party’s knowledge of such breach or notice thereof from the Administrative Agent; subject, in the case of any failure to observe or perform any covenant in Section 6.12 or 6.13, to the last paragraph of this Article VII;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those which constitute a default under another Section of this Article), and such failure shall continue unremedied for a period of 30 days after the earlier of any Loan Party’s knowledge of such breach or notice thereof from the Administrative Agent if such breach relates to terms or provisions of any other Section of this Agreement;

(f) any Company shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable beyond the period of grace, if any, provided in the instrument or agreement under which such Material Indebtedness was created;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Company or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Company of any Loan Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) any Company shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Company or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) any Company shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $1,000,000 (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged and accepted coverage) shall be rendered against any Company or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Company to enforce any such judgment or any Company shall fail within 30 days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;

(l) an ERISA Event shall have occurred that, in the opinion of the Administrative Agent, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Companies in an aggregate amount exceeding (i) $1,000,000 in any year or (ii) $2,000,000 for all periods;

(m) a Change in Control shall occur;

(n) the occurrence of any “Event of Default” or “default” as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided;

(o) the Secured Obligation Guaranty shall fail to remain in full force or effect or any action shall be taken by any Loan Party or any of its Affiliates to discontinue or to assert the invalidity or unenforceability of the Secured Obligation Guaranty, or any Guarantor shall fail to comply with any of the terms or provisions of the Secured Obligation Guaranty to which it is a party, or any Guarantor shall deny that it has any further liability under the Secured Obligation Guaranty to which it is a party, or shall give notice to such effect;

(p) any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any Collateral purported to be covered thereby, except as permitted by the terms of any Collateral Document, or any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document, or any Loan Party shall fail to comply with any of the terms or provisions of any Collateral Document beyond any grace period provided with respect thereto; or

(q) any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);

then, and in every such event (other than an event with respect to any Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrowers, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to any Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of each Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower.

Notwithstanding anything to the contrary contained in this Article VII, in the event that the Borrowers fail to observe or perform any covenant set forth in Section 6.12 or 6.13 as of the end of any Fiscal Quarter, until the date 30 days after the date the related certificate of a Financial Officer of Altair Engineering is required to be delivered under Section 5.01(c) for such Fiscal Quarter (which shall be for the Fiscal Year in the case of the fourth Fiscal Quarter of each Fiscal Year), Altair Engineering shall have the right to issue common equity (or other equity acceptable to the Administrative Agent) for cash and apply the amount of the proceeds thereof to increase Consolidated EBITDA with respect to such applicable Fiscal Quarter (the “Cure Right”); provided that (i) such proceeds are actually received by Altair Engineering no later than 30 days after the date on which the certificate of a Financial Officer is required to be delivered under Section 5.01(c) for such Fiscal Quarter, (ii) such proceeds do not exceed the aggregate amount necessary to cure (by addition to EBITDA) (the “Cure Amount”) such Event of Default under Section 6.12 or 6.13 for such Fiscal Quarter, (iii) in each period of four consecutive Fiscal Quarters, there shall be at least two Fiscal Quarters during which the Cure Right is not exercised, and (iv) such proceeds shall be applied to all Term Loans on a pro rata basis, and shall be applied to principal payments due on the Term Loans in the inverse order of maturity. If, after giving effect to the foregoing pro forma adjustment (but not, for the avoidance of doubt, giving pro forma effect to any repayment of

Indebtedness in connection therewith), the Borrowers are in compliance with the financial covenants set forth in Sections 6.12 and 6.13, the Borrowers shall be deemed to have satisfied the requirements of such Sections as of the relevant date of determination with the same effect as though there had been no failure to comply on such date, and the applicable breach or default of such Sections 6.12 and 6.13 that had occurred shall be deemed cured for purposes of this Agreement. The parties hereby acknowledge that this Section may not be relied on for purposes of calculating any financial ratios other than as applicable to Sections 6.12 or 6.13 and shall not result in any adjustment to any amounts other than the amount of the Consolidated EBITDA referred to in the immediately preceding sentence. Notwithstanding any other provision in this Agreement to the contrary, the Cure Amount received pursuant to any exercise of the Cure Right shall be disregarded for purposes of determining the Leverage Ratio as used in determining the Applicable Margin.

ARTICLE VIII

The Administrative Agent

SECTION 8.01. Appointment. Each of the Lenders, on behalf of itself and any of its Affiliates that are Secured Parties and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the U.S., each of the Lenders and the Issuing Bank hereby grants to the Administrative Agent any required powers of attorney to execute any Collateral Document governed by the laws of such jurisdiction on such Lender’s or Issuing Bank’s behalf. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders (including the Swingline Lender and the Issuing Bank), and the Loan Parties shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” as used herein or in any other Loan Documents (or any similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

SECTION 8.02. Rights as a Lender. The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Loan Party or any Subsidiary or any Affiliate thereof as if it were not the Administrative Agent hereunder.

SECTION 8.03. Duties and Obligations. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and, (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any Subsidiary that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct as determined by a final nonappealable judgment of a court of competent jurisdiction. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by Altair Engineering or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 8.04. Reliance. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05. Actions through Sub-Agents. The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

SECTION 8.06. Resignation. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and Altair Engineering. Upon any such resignation, the Required Lenders shall have the right to appoint a successor, with the prior written consent (not to be unreasonably withheld or delayed) of the Borrower prior to such appointment. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by its successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor, unless otherwise agreed by the Borrowers and such successor. Notwithstanding the foregoing, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Bank and the Borrowers, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that the retiring Administrative Agent shall have no duly or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, provided that (i) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender and the Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article, Section 2.18(d) and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (a) above.

SECTION 8.07. Non-Reliance.

(a) Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the U.S. securities laws concerning the Borrowers and their Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder.

(b) Each Lender hereby agrees that (i) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (ii) the Administrative Agent (A) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (B) shall not be liable for any information contained in any Report; (iii) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (iv) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; and (v) without limiting the generality of any other indemnification provision contained in this Agreement, (A) it will hold the Administrative Agent and any such other Person preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any extension of credit that the indemnifying Lender has made or may make to the Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans; and (B) it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorneys’ fees) incurred by the Administrative Agent or any such other Person as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

SECTION 8.08. Not Partners or Co-Venturers; Administrative Agent as Representative of the Secured Parties. (a) The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

(a) In its capacity, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the UCC. Each Lender authorizes the Administrative Agent to enter into each of the Collateral Documents to which it is a party and to take all action contemplated by such documents. Each Lender agrees that no Secured Party (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Secured Parties upon the terms of the Collateral Documents. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties.

SECTION 8.09. Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Credit Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

SECTION 8.10. Other Agency Titles. The Syndication Agent shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as a Lender. Without limiting the foregoing, any such Lender designated as a Syndication Agent shall not have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the relevant Lender in its capacity as Syndication Agent as it makes with respect to the Administrative Agent in Section 8.07.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone or Electronic Systems (and subject in each case to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)	if to any Loan Party, to it in care of Altair Engineering at:

1820 E. Big Beaver Road

Troy, MI 48083

Attention: James R. Scapa

Howard N. Morof

Steve Rivkin

Telephone: 248-614-2400

Telecopy: 248-614-6197

email: jrs@altair.com

hmorof@altair.com

srivkin@altair.com

(ii)	if to the Administrative Agent, the Swingline Lender, or the Issuing Bank, to JPMorgan Chase Bank, N.A. at:

JPMorgan Chase Bank, N.A.

28660 Northwestern Highway, 1st Floor

Southfield, Michigan 48034

Attention: William Goodhue

Facsimile No. (248) 799-5826

With a copy to:

JPMorgan Chase Bank, N.A.

270 Park Ave, 43rd Floor

New York, NY 10017

Attention: Will Horstman

Fax No: 703-665-0278

(iii)	if to any other Lender, to it at its address or telecopy number set forth in its Administrative Questionnaire.

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail shall be deemed to have been given when received, (ii) sent by telecopy shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day of the recipient, or (iii) delivered through Electronic Systems to the extent provided in paragraph (b) below shall be effective as provided in such paragraph.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II or to compliance and no Default certificates delivered pursuant to Section 5.01(c) unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent and the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by Electronic Systems pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise proscribes, all such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day of the recipient.

(c) Any party hereto may change its address, telecopy number or e-mail address for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(d) Electronic Systems.

(i) Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Bank and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.

(ii) Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower or the other Loan Parties, any Lender, the Issuing Bank or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through an Electronic System. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or the Issuing Bank by means of electronic communications pursuant to this Section, including through an Electronic System.

SECTION 9.02. Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall (A) increase the Commitment of any Lender without the written consent of such Lender (including any such Lender that is a Defaulting Lender), (B) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby, (C) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby, (D) change Section 2.18(b) or (d) in a manner that would alter the manner in which payments are shared, without the written consent of each Lender (other than any Defaulting Lender), (E) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (other than any Defaulting Lender) directly affected thereby, (F) change Section 2.20, without the consent of each Lender (other than any Defaulting Lender), (G) release all or substantially all of the Guarantors from their obligation under its Secured Obligation Guaranties (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender (other than any Defaulting Lender), or (H) except as provided in clause (c) of this Section or in any Collateral Document, release all or substantially all of the Collateral without the written consent of each Lender (other than any Defaulting Lender); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Swingline Lender or the Issuing Bank hereunder without the prior written consent of the Administrative Agent, the Swingline Lender or the Issuing Bank, as the case may be (it being understood that any amendment to Section 2.20 shall require the consent of the Administrative Agent, the Swingline Lender and the Issuing Bank). The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04. Any amendment, waiver or other modification of this Agreement or any other Loan Document that by its terms affects the rights or duties under this Agreement of the Lenders of one or more Classes (but not the Lenders of any other Class), may be effected by an agreement or agreements in writing entered into by the Borrowers and the requisite number or percentage in interest of each affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time.

(c) The Lenders and the Issuing Bank hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (i) upon the termination of all of the Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations), and the cash collateralization of all Unliquidated Obligations in a manner satisfactory to each affected Lender, (ii) constituting property being sold or disposed of if the Loan Party disposing of such property certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), and to the extent that the property being sold or disposed of constitutes 100% of the Equity Interests of a Subsidiary, the Administrative Agent is authorized to release any Secured Obligation Guaranty provided by such Subsidiary, (iii) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII. Except as provided in the preceding sentence, the Administrative Agent will not release any Liens on Collateral without the prior written authorization of the Required Lenders; provided that the Administrative Agent may, in its discretion, release its Liens on Collateral valued in the aggregate not in excess of $1,000,000 during any calendar year without the prior written authorization of the Required Lenders (it being agreed that the Administrative Agent may rely conclusively on one or more certificates of Altair Engineering as to the value of any Collateral to be so released, without further inquiry). Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Any execution and delivery by the Administrative Agent of documents in connection with any such release shall be without recourse to or warranty by the Administrative Agent.

(d) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but has not been obtained being referred to herein as a “Non-Consenting Lender”), then the Borrowers may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrowers, the Administrative Agent and the Issuing Bank shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Borrowers shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrowers hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17 and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.15 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

(e) Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of Altair Engineering only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.

SECTION 9.03. Expenses; Indemnity; Damage Waiver.

(a) The Borrowers shall pay all (i) reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through an Electronic System) of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Expenses being reimbursed by the Borrowers under this Section include, without limitation, costs and expenses incurred in connection with:

(i) appraisals of all or any portion of the Collateral, including each parcel of real property or interest in real property described in any Collateral Document, which appraisals shall be in conformity with the applicable requirements of any law or any governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any interpretation thereof, including, without limitation, the provisions of Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, reformed or otherwise modified from time to time, and any rules promulgated to implement such provisions (including travel, lodging, meals and other out of pocket expenses);

(ii) field examinations and audits and the preparation of other audit reports (all of the foregoing, the “Reports”) at the Administrative Agent’s then customary charge for each Person retained or employed by the Administrative Agent with respect to each field examination or audit, plus travel, lodging, meals and other out of pocket expenses;

(iii) any amendment, modification, supplement, consent, waiver or other documents prepared with respect to any Loan Document and the transactions contemplated thereby;

(iv) lien and title searches and title insurance;

(v) fees and other charges for recording the Mortgages, filing financing statements and continuations, and other actions to perfect, protect, and continue the Administrative Agent’s Liens (including costs and expenses paid or incurred by the Administrative Agent in connection with the consummation of the Agreement);

(vi) sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take;

(vii) any litigation, contest, dispute, proceeding or action (whether instituted by the Administrative Agent, any Lender, any Loan Party or any other Person and whether as to party, witness or otherwise) in any way relating to the Collateral, the Loan Documents or the transactions contemplated thereby;

(viii) background checks regarding senior management and/or key investors, as deemed necessary or appropriate in the sole discretion of the Administrative Agent; and

(ix) costs and expenses of forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining any funding accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.

The foregoing shall not be construed to limit any other provisions of the Loan Documents regarding costs and expenses to be paid by any Loan Party.

(b) The Borrowers shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, incremental taxes, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by a Loan Party or a Subsidiary, or any Environmental Liability related in any way to a Loan Party or a Subsidiary, (iv) the failure of a Loan Party to deliver to the Administrative Agent the required receipts or other required documentary evidence with respect to a payment made by such Loan Party for Taxes pursuant to Section 2.17, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation or proceeding is brought by any Loan Party or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(c) To the extent that any Loan Party fails to pay any amount required to be paid by it to the Administrative Agent (or any sub-agent thereof), the Swingline Lender or the Issuing Bank (or any Related Party of any of the foregoing) under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Swingline Lender or the Issuing Bank (or any Related Party of any of the foregoing), as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that the Borrowers’ failure to pay any such amount shall not relieve the Borrowers of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Swingline Lender or the Issuing Bank in its capacity as such.

(d) To the extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this paragraph (d) shall relieve any Loan Party of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(e) All amounts due under this Section shall be payable promptly after written demand therefor, subject to receipt of a written undertaking by the Indemnitee in favor of the Borrowers to return such amount if it is ultimately determined by a court of competent jurisdiction by a final and nonappealable judgment that such Indemnitee was not entitled to such indemnification under this Section 9.03.

(f) All obligations of the Borrowers hereunder shall be joint and several, provided the Foreign Subsidiary Borrowers shall not be liable for any obligations of any other Borrowers.

SECTION 9.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by a Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) Altair Engineering, provided that Altair Engineering shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received written notice thereof, and provided further that no consent of Altair Engineering shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B) the Administrative Agent; and

(C) the Issuing Bank, provided that no consent of the Issuing Bank shall be required for an assignment of all or any portion of a Term Loan; and

(D) the Swingline Lender, provided that no consent of the Swingline Lender shall be required for an assignment of all or any portion of a Term Loan.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender, or an Approved Fund, or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and

Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 or, in the case of a Term Loan, $1,000,000 unless each of Altair Engineering and the Administrative Agent otherwise consent, provided that no such consent of Altair Engineering shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company, the other Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including federal and state securities laws.

For the purposes of this Section 9.04(b), the terms “Approved Fund” and “Ineligible Institution” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Institution” means a (a) natural person, (b) a Defaulting Lender, (c) company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, such company, investment vehicle or trust shall not constitute an Ineligible Institution if it (i) has not been established for the primary purpose of acquiring any Loans or Commitments, (ii) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (iii) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business, (d) a Loan Party or a Subsidiary or other Affiliate of a Loan Party or (e) unless a Specified Default shall have occurred and be continuing, any Competitor.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05, 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of the Borrowers (but with written notice to the Borrowers), the Administrative Agent, the Swingline Lender or the Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) other than an Ineligible Institution in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Sections 2.17(f) and (g) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender and the information and documentation required under Section 2.17(f)(ii)(D) will be delivered to Altair Engineering and the Administrative Agent)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 and 2.18 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.15 or 2.17 with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(d) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under this Agreement or any other Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement, notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) The Borrowers acknowledge and agree that the Competitor List may be provided to the Lenders by the Administrative Agent, and the Administrative Agent shall promptly provide the Competitor List to each Lender upon the request of such Lender. Notwithstanding anything herein to the contrary, (i) the Administrative Agent shall not have any responsibility or liability for determining whether any assignee or Participant is a Competitor or otherwise monitoring the Competitor List or enforcing provisions relating to Competitors, and (ii) each Lender that is an assignor under an Assignment and Assumption or selling a Participation shall be solely responsible for determining that the assignee under such Assignment and Assumption or applicable Participant satisfies the requirements relating to Ineligible Institutions.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.16, 2.17, 2.18 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. (a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b) Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby or thereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Michigan Uniform Electronic Transactions Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent.

SECTION 9.07. Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Loan Party against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The applicable Lender shall notify Altair Engineering and the Administrative Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process.

(a) The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Michigan, but giving effect to federal laws applicable to national banks.

(b) Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of Michigan and of the United States District Court of the Eastern District of Michigan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Michigan or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Borrower or its properties in the courts of any jurisdiction.

(c) Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OR OTHER AGENT (INCLUDING ANY ATTORNEY) OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by any Requirement of Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (x) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (y) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of Altair Engineering, (h) to holders of Equity Interests in any Borrower, (i) to any Person providing a Guarantee of all or any portion of the Secured Obligations, or (j) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrowers. For the purposes of this Section, “Information” means all information received from the Borrowers relating to the Borrowers or their business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrowers and other than information pertaining to this Agreement provided by arrangers to data service providers, including league table providers, that serve the lending industry. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13. Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board) for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, neither the Issuing Bank nor any Lender shall be obligated to extend credit to the Borrowers in violation of any Requirement of Law.

SECTION 9.14. Amendment and Restatement. This Agreement amends and restates the Existing Credit Agreement in its entirety as of the date hereof. As of the Effective Date, (a) all Revolving Loans (as such terms are defined in the Existing Credit Agreement) outstanding under the Existing Credit Agreement shall constitute Revolving Loans outstanding under, and subject to the terms of, this Agreement, (b) all existing letters of credit issued under the Existing Credit Agreement shall constitute Letters of Credit issued and in existence under, and subject to the terms of, this Agreement, (c) the outstanding principal amount of the Term Loans (as defined in the Existing Credit Agreement) shall be deemed outstanding as Term Loans hereunder, and (d) all other amounts owing under the Existing Credit Agreement shall be deemed outstanding hereunder. Accordingly, the Loans, Letters of Credit and other obligations pursuant hereto are issued in exchange and replacement for the loans, letters of credit and other obligations under the Existing Credit Agreement, shall not be a novation or satisfaction thereof and shall be entitled to and secured by the same collateral with the same priority.

SECTION 9.15. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA PATRIOT Act.

SECTION 9.16. Disclosure. Each Loan Party, each Lender and the Issuing Bank hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with, any of the Loan Parties and their respective Affiliates.

SECTION 9.17. Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession or control. Should any Lender (other than the Administrative Agent) obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

SECTION 9.18. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.19. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrowers acknowledge and agree that: (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between each Borrower and its Affiliates, on the one hand, and the Lenders and their Affiliates, on the other hand, (B) each Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders and their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrowers or any of their Affiliates, or any other Person and (B) no Lender or any of its Affiliates has any obligation to the Borrowers or any of their Affiliates with respect to the transactions contemplated hereby except, in the case of a Lender, those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their Affiliates, and no Lender or any of its Affiliates has any obligation to disclose any of such interests to the Borrowers or their Affiliates. To the fullest extent permitted by law, the Borrowers hereby waive and release any claims that they may have against each of the Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.20. Marketing Consent. The Borrowers hereby authorize JPMCB and its affiliates (collectively, the “JPMCB Parties”), at their respective sole expense, after prior written approval (not to be unreasonably withheld or delayed) by Altair Engineering, to include the Borrowers’ name and logo in advertising slicks posted on its internet site, in pitchbooks or sent in mailings to prospective customers and to give such other publicity to this Agreement as the JPMCB Parties may from time to time request. The JPMCB Parties shall not publish the Borrowers’ name in a newspaper or magazine without obtaining the Borrowers’ prior written approval (not to be unreasonably withheld or delayed).

SECTION 9.21. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ALTAIR ENGINEERING, INC.

By	/s/ James R. Scapa
	Name:	James R. Scapa
	Title:	Chief Executive Officer

ALTAIR ENGINEERING INDIA PVT. LTD.

By	/s/ James R. Scapa
	Name:	James R. Scapa
	Title:	Authorized Officer

Signature Page to Altair Second Amended and Restated Credit Agreement

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Lender

By	/s/ William Horstman
	Name:	William Horstman
	Title:	Authorized Officer

Signature Page to Altair Second Amended and Restated Credit Agreement

ROYAL BANK OF CANADA, as Syndication Agent and as a Lender

By	/s/ Sheldon Pinto
	Name:	Sheldon Pinto
	Title:	Authorized Signatory

Signature Page to Altair Second Amended and Restated Credit Agreement

Commitment Schedule

Lender	Title	Revolving Commitment	Term Loan Commitment (Outstanding principal balance as of the Effective Date)
JPMorgan Chase Bank, N.A.	Sole Lead Arranger and Administrative Agent	$47,500,000.00	$43,541,666.66
Royal Bank of Canada	Syndication Agent	$12,500,000.00	$11,458,333.34

	Total	$60,000,000.00	$55,000,000.00

1

Schedule 1.01(A) – Persons Owning Equity Interests

James R. Scapa and other Permitted Holders (as defined in the Credit Agreement)

JRS Investments LLC

George J. Christ

GC Investments LLC

Mark E. Kistner

1

Schedule 1.01(B) – Competitors

1)	Autodesk, Inc.

2)	PTC Inc.

3)	Dassault Systemes SE

4)	Siemens AG

5)	Exa Corporation

6)	Hexagon AB

7)	Ansys, Inc.

1

Schedule 1.01(C) – Potential Settlement Matters

1.	MSC.Software Corporation, Plaintiff vs. Altair Engineering Inc., Marc Klinger, Andrea Pertosa, Stephan Koerner, Tom Riedeman, Rajiv Rampalli, Mark Krueger and Michael Hoffman, Defendants (United States District Court, Eastern District of Michigan, Southern Division, Case No. 2:07-cv-12807).

On July 5, 2007, MSC Software Corporation, or MSC, filed a lawsuit against us and certain of our named employees in the United States District Court for the Eastern District of Michigan, asserting, among other things, that we and certain of our employees misappropriated alleged trade secrets that certain of our employees breached contractual non-solicitation and confidentiality obligations owed to MSC and that we tortuously interfered with MSC’s contractual relations with these employees. In April 2014, a jury returned a $26.1 million verdict against us on three trade secrets claims and a tortious interference claim as well as against certain of our employees for breach of contractual obligations to MSC. In November 2014, this verdict was partially vacated except for damages of $425,000 related to the employment matters, and the Court ordered a new trial on damages for the trade secrets claims.

2.	SGI Matter

In a letter dated June 4, 2015, Silicon Graphics International Corp. (SGI) advised the Company that it received letters from International Patent Licensing Co. accusing certain SGI products of infringing patents owned by Raytheon Company. SGI stated that it was still engaging in an internal investigation, but that it believed products purchased by SGI from the Company may be implicated by the infringement allegations. SGI requested that the Company defend and indemnify SGI for claims brought by IPLC and/or Raytheon concerning products supplied by the Company. The Company has responded to SGI via letter that the Company would aid/support SGI’s investigation, but does not believe the Company has any obligation to defend or indemnify SGI under the terms of the agreement between the Company and SGI.

1

Schedule 3.05 – Real Property

List of all owned or leased real property:

Address	Owned/Leased
1820 E. Big Beaver Rd, Troy, MI 48083	Owned
164 Indusco Court, Troy, MI 48083	Owned
7501 S. Memorial Pkwy., Suite 214 Huntsville, AL 35802	Leased
7800 Shoal Creek Blvd., Suite 200 N, Austin, TX 78757	Leased
5150 N. Port Washington Rd., Suite 101, Milwaukee, WI 53217	Leased
3303 Monte Villa Farms Pkwy., Suite 320, Bothell, WA 98021	Leased
4285 Hwy. 24/27, Suite C, Room 5, Midland, NC 28107	Leased
38 Executive Park, Suite 200, Irvine, CA 92614	Leased
1001 West Loop South, Suite 635, Houston, TX 77027	Leased
2715 Route 9, Suite 102, Malta, NY 12020	Leased
70 Blanchard Road, Suite 208, Burlington, MA 01803	Leased
59 Lowes Way, Ste 403, Lowell, MA 01851	Leased
100 Exploration Way, Suite 310-B, Hampton, VA 23666	Leased
100 Mathilda Place, 6th Floor, Ste 650, Sunnyvale, CA 94086	Leased
1 Fairchild Square, Clifton Park, NY 12065	Leased
2550 W. Union Hills Drive, Suite 350, Phoenix, AZ 85027	Leased
Vacant Land at John R Road and Big Beaver Road, Troy, MI 48083	Owned

1

Annex I to Schedule 3.13

1

Annex II to Schedule 3.13

ANNEX II

Altair Engineering Inc. - Cap Table - June 12, 2017

Class A Voting Common Stock (19,000,000 shares authorized) - Class B Voting Common Stock (11,000,000 shares authorized)

Shareholder	Common Shares	% of Shares Outstanding	Total Super Majority Class B Voting	Total Class A Voting	Weighted % Voting
James R. Scapa	3,162,854	25.0%	3,162,854	0	30.0%
JRS Investments LLC	1,856,001	14.7%	1,856,001	0	17.6%
George J. Christ	2,336,682	18.5%	2,336,682	0	22.2%
GC Investments LLC	1,606,001	12.7%	1,606,001	0	15.2%
Mark E. Kistner	715,381	5.66%	715,381	0	6.8%
Farzin Shakib (Acusim)	185,000	1.5%	185,000	0	1.8%
EMSS Shareholders	200,000	1.6%	200,000	0	1.9%
VSI Shareholders	40,000	0.3%	40,000	0	0.4%
Jacob Fish	50,000	0.4%	50,000	0	0.5%
Minority Interests - Purchases from MEK & GJC	85,125	0.7%	85,125	0	0.8%
Minority Interests - Purchase of Subsidiary Stock	63,813	0.5%	63,813	0	0.6%

ISO & NSO Exercises - Class A Voting Stock	2,276,878	18.0%	—	2,276,878	2.2%
Allo World S.L.	6,667	0.1%	—	6,667	0.0%
Miguel Castillo Holgado	13,333	0.1%	—	13,333	0.0%
EASii IC SAS	50,000	0.4%	—	50,000	0.0%

Common Subtotal	12,647,735	100.0%	10,300,857	2,346,879	100.0%

1

Schedule 6.01 – Existing Indebtedness

Total Indebtedness	$85,915,674

Outstanding at 6/5/2017

Debt

TERM LOAN A #904284432/904355703 under the Second Amended and Restated Credit Agreement	$55,000,000

Capital Lease

Steelcase Lease	103,504

Shareholders

George Christ – retired shareholder	240,005
Jim Brancheau – retired shareholder	156,260
Upali Fonseka – retired shareholder	238,363

Subtotal	634,628

Notes – Acquisition related

Jacob Fish (MDS)	500,000
Angelika Woelfle (AWE) (108k Euros @ $1.12798 rate)	121,822
Cedrat SA (1,245K Euros @ $1.12798 rate)	1,404,335
Carriots (2,388K Euros @$1.12798 rate)	2,693,052

Subtotal	4,719,209

Other Indebtedness – License Agreements

Waterloo Maple Inc. (Maplesoft)	1,400,000
eFatigue LLC	58,333

Subtotal	1,458,333

Revolving Credit under the Second Amended and Restated Credit Agreement	24,000,000

Total Indebtedness	$85,915,674

2

Schedule 6.01 – Existing Indebtedness – Lines of Credit

Lender	Amount and Due Date	Description of Credit	Description of any Collateral
KSK Boblingen	0	Line of Credit for Altair GmbH with maximum line of € 500,000	Accounts Receivable of Altair GmbH
Credit Alba Bank	0	Line of Credit for Altair Italy with maximum line of € 180,000	Specific Invoices
Intesa SANPAOLO Bank	0	Line of Credit for Altair Italy with maximum line of € 15,000	Specific Invoices
CREDEM Bank	0	Line of Credit for Altair Italy with maximum line of € 350,000	Specific Invoices
Mizuho Bank	0	Line of Credit for Altair Japan with maximum line of JPY 200,000,000	No Security
SE-Banken	0	Line of Credit for Altair Sweden with maximum line of SEK 1,500,000	No Security
JP Morgan Chase	0	Line of Credit for Altair India with maximum line of INR 50,000,000	Corporate Altair Inc. Guarantee

3

Schedule 6.01 – Existing Indebtedness – Letters of Credit

Lender	Amount and Due Date	Description of Lien
JPMCB (issued under the Second Amended and Restated Credit Agreement)	$5,000.00 USD	City of Madison Heights

4

Schedule 6.01(c) – Purchase Money Loans (as disclosed on Schedule 6.01 – Existing Indebtedness)

Steelcase Financial Services, Inc.

5

Schedule 6.02 – Existing Liens

Entity	Lender	Amount Secured	Due Date	Description of any Collateral
solidThinking, Inc.
	JPMCB, as Administrative Agent	Secured Obligations	Maturity Date A and Termination Date	All present and future assets.

Ilumisys, Inc.
	JPMCB, as Administrative Agent	Secured Obligations	Maturity Date A and Termination Date	All present and future assets.

Altair Product Design, Inc.
	JPMCB, as Administrative Agent	Secured Obligations	Maturity Date A and Termination Date	All present and future assets.

Altair Engineering
	JPMCB, as Administrative Agent	Secured Obligations	Maturity Date A and Termination Date	All present and future assets.

	Steelcase Financial Services, Inc.	-	-	Equipment

1

Schedule 6.04 – Investments

Investments existing on the Effective Date in the following entities:

•	FluiDyna GmbH

•	Groupknit, Inc.

1

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit and guarantees and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and other rights of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]]

3.	Borrowers:

4.	Administrative Agent:	, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	Second Amended and Restated Credit Agreement dated as of June 14, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Altair Engineering, Inc., the Foreign Subsidiary Borrowers, the Lenders party hereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.

1

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans
	$	$		%
	$	$		%
	$	$		%

Effective Date:                  , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

2

Consented to and Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Swingline Lender and Issuing Bank

By:
Name:
Title:

[if required: Consented to:]

ALTAIR ENGINEERING, INC.

By:
Name:
Title:

3

ANNEX 1 to ASSIGNMENT AND ASSUMPTION

ALTAIR ENGINEERING, INC.

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of any Borrower, any Subsidiary or Affiliate or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by any Borrower, any Subsidiary or Affiliate, or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section          thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.

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Acceptance and adoption of the terms of this Assignment and Assumption by the Assignee and the Assignor by Electronic Signature (as defined in the Credit Agreement) or delivery of an executed counterpart of a signature page of this Assignment and Assumption by any Electronic System (as defined in the Credit Agreement) shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Michigan.

EXHIBIT B-1

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of June 14, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Altair Engineering, Inc., the Foreign Subsidiary Borrowers, the Lenders party hereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and Beneficial Owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower Representative with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower Representative and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower Representative and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20[ ]

EXHIBIT B-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of June 14, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Altair Engineering, Inc., the Foreign Subsidiary Borrowers, the Lenders party hereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and Beneficial Owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20[ ]

EXHIBIT B-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of June 14, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Altair Engineering, Inc., the Foreign Subsidiary Borrowers, the Lenders party hereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole Beneficial Owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s Beneficial Owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20[ ]

EXHIBIT B-4

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of June 14, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Altair Engineering, Inc., the Foreign Subsidiary Borrowers, the Lenders party hereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole Beneficial Owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower Representative with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s Beneficial Owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower Representative and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower Representative and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20[ ]

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Execution Copy

FIRST AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This First Amendment to Second Amended and Restated Credit Agreement, dated as of September 28, 2017 (this “Amendment”), is among Altair Engineering Inc. (“Altair Engineering”), any Foreign Subsidiary Borrowers party hereto (the “Foreign Subsidiary Borrowers”, and collectively with Altair Engineering, the “Borrowers”), the Lenders party hereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.

RECITAL

Altair Engineering, any Foreign Subsidiary Borrowers party thereto, the Lenders party thereto and the Administrative Agent are parties to a Second Amended and Restated Credit Agreement dated as of June 14, 2017 (as it may be amended or modified from time to time, the “Credit Agreement”). Altair Engineering and the other Loan Parties desire to amend the Credit Agreement as set forth herein and the Lenders are willing to do so in accordance with the terms hereof. Capitalized terms used herein, but not otherwise defined shall have the meanings ascribed to them in the Credit Agreement.

TERMS

In consideration of the premises and of the mutual agreements herein contained, the parties agree as follows:

ARTICLE 1.

AMENDMENTS

Upon the satisfaction of the conditions set forth in Article 4 hereof, the Credit Agreement shall be amended as follows:

1.1    The following definitions are added to Section 1.01 of the Credit Agreement in their respective alphabetical location.

“First Amendment” means the First Amendment to the Second Amended and Restated Credit Agreement dated as of the First Amendment Effective Date by and among the Borrowers, the Lenders party thereto and the Administrative Agent.

“First Amendment Effective Date” means September 28, 2017.

“Deferred Runtime Payment” means $8,675,000 due on the one-year anniversary of the Runtime Acquisition. For avoidance of doubt, the Deferred Runtime Payment shall be considered Indebtedness.

“Merger Sub” means RTDA Acquisition corporation, a California corporation.

“Option Acceleration Non-Cash Charge” the non-cash operating expense of the Borrowers arising out of the Runtime Acquisition as a result of (a) the acceleration of vesting, and/or (b) the surrender of options held by Runtime employees at the time of the Runtime Acquisition in exchange for their share of the merger consideration to be taken in the Fiscal Quarter ending September 30, 2017 in an aggregate amount not to exceed $5,000,000.

“Runtime” means Runtime Design Automation, a California corporation.

“Runtime Acquisition” means the Acquisition pursuant to the Runtime Merger Agreement.

“Runtime Acquisition Documents” means the Runtime Merger Agreement and all agreements and documents executed in connection therewith.

“Runtime Merger Agreement” means the Agreement and Plan of Merger dated as of September 28, 2017 among Altair Engineering, Merger Sub, Runtime, the Runtime Stockholders and the Runtime Stockholder Representative, as the same may be amended or supplemented from time to time.

“Runtime Stockholders” means the stockholders of Runtime party to the Runtime Merger Agreement.

“Runtime Stockholder Representative” means Andrea Cosotto, in his capacity as Stockholder Representative (as defined in the Runtime Merger Agreement).

1.2    The following definitions in Section 1.01 of the Credit Agreement are restated as follows:

“Consolidated EBITDA” means, with respect to any period, Consolidated Net Income for such period plus, to the extent deducted from revenues in determining such Consolidated Net Income, without duplication, (a) Consolidated Interest Expense, (b) expense for income taxes, (c) depreciation, (d) amortization, (e) non-cash charges, including the Option Acceleration Non-Cash Charge, but excluding any such non-cash charge to the extent that it represents an accrual or reserve for potential cash items in any future period or the amortization of a prepaid cash item that was paid in a prior period and any non-cash charge that relates to the write-down or write-off of inventory, (f) losses from the sale of assets incurred other than in the ordinary course of business, (g) severance and restructuring charges in an aggregate amount not exceeding $1,000,000 in any twelve (12) month period incurred in connection with Permitted Acquisitions, (h) extraordinary losses, (i) any litigation costs (including legal, expert and bonding fees) and any judgment or settlement amounts (whether such judgment or settlement is structured as a cash payment, past due royalty payment or otherwise) in connection with the matters set forth on Schedule 1.01(C) in an aggregate amount not exceeding $4,000,000 in any consecutive twelve (12) month period, and (j) any cash charges relating to any redemption of Equity Interests, minus, to the extent included in Consolidated Net Income for such period, extraordinary gains (as determined in accordance with GAAP), non-cash items of income and gains from the sale of assets realized other than in the ordinary course of business, plus the amount of any increase (or minus the amount of any decrease) in deferred revenue for such period, all calculated for the Companies on a consolidated basis.

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“Debt Service Coverage Ratio” means the ratio, determined as of the end of each of Fiscal Quarter of the Loan Parties, of (a) Consolidated EBITDA minus (i) all Restricted Payments (excluding any Restricted Payments to the extent paid in common Equity Interests of Altair Engineering and excluding Restricted Payments made in accordance with Section 6.06(c), (d) and (e)), (ii) cash income taxes expense for such period and (iii) Consolidated Unfunded Capital Expenditures for such period, to (b) Consolidated Debt Service (excluding the Deferred Runtime Payment), all as calculated for the four consecutive Fiscal Quarters then ending and for the Companies on a consolidated basis.

1.3    Subclause (d) of the defined term “Permitted Acquisitions” is restated as follows:

(d)     if after giving effect to such Acquisition (excluding the Runtime Acquisition) and the Loans (if any) requested to be made in connection therewith, on a pro forma basis acceptable to the Administrative Agent, the Leverage Ratio is equal to or greater than 2.00:1.00, then the aggregate amount of the Acquisition Consideration for all Permitted Acquisitions shall not exceed $15,000,000 in any Fiscal Year;

1.4    The following new Section 3.16 is added to the Credit Agreement in proper numerical order

SECTION 3.16 Runtime Acquisition. The Runtime Acquisition complies in all material respects with all applicable Requirements of Law, and all material governmental, regulatory, member and other material consents and approvals required for the consummation of the Runtime Acquisition have been, or prior to the consummation thereof will be, duly obtained and in full force and effect. All applicable waiting periods with respect to the Runtime Acquisition have expired without any action being taken by any competent Governmental Authority which restrains, prevents or imposes material adverse conditions upon the consummation of thereof. At the time of consummation thereof, there shall not exist any judgment, order or injunction prohibiting or imposing material adverse conditions on the Runtime Acquisition or any transaction contemplated thereby. The Runtime Acquisition will be consummated on the First Amendment Effective Date in accordance with the terms of the Runtime Acquisition Documents, without waiver of any of the conditions thereof, except as disclosed to the Administrative Agent and the Lenders on or prior to the First Amendment Effective Date and agreed to in writing by the Administrative Agent and each Lender. True and complete copies of the Runtime Acquisition Documents have been delivered to the Administrative Agent on the First Amendment Effective Date. The consummation of the Runtime Acquisition will not violate any statute or regulation of the United States or any other applicable jurisdiction, or any order, judgment or decree of any court or other Governmental Authority, or result in a breach of, or constitute a default under, any material agreement or indenture, or any order or decree, binding on any Loan Party. The representations and warranties in the Runtime Acquisition Documents of the Borrower and, to our knowledge, the other parties thereto are true and correct in all respects on the date of the First Amendment, except where the failure to be true and correct would not reasonably be expected to result in a Material Adverse Effect, and there have been no amendments to or waivers under the Runtime Acquisition Documents except as disclosed to the Administrative Agent and the Lenders on or prior to the First Amendment Effective Date and agreed to in writing by the Administrative Agent and the Lenders. The total consideration paid or payable in connection with the Runtime Acquisition

3

and all costs and expenses in connection therewith are described in the flow of funds memo delivered to the Administrative Agent and the Lenders prior to the First Amendment Effective Date. As of the First Amendment Effective Date, the aggregate principal amount of all Indebtedness owing to the Runtime Stockholders in connection with the Runtime Acquisition is equal to the amount of the Deferred Runtime Payment. The Runtime Acquisition meets the requirements of a Permitted Acquisition.

1.5    The “and” at the end of Section 6.01(j) of the Credit Agreement is deleted, the period at the end of Section 6.01(k) of the Credit Agreement is deleted and replaced with “; and”, and the following new clause (l) is added to Section 6.01 of the Credit Agreement:

(l)    The Deferred Runtime Payment.

1.6    Section 6.03(a) of the Credit Agreement is amended by adding the following to the end of clause (ii) thereof: “, provided, further, that the Companies shall use the proceeds of any sale under this clause (ii) to prepay Revolving Credit Exposure,”.

ARTICLE 2.

REPRESENTATIONS.

In order to induce the Lenders and the Administrative Agent to enter into this Amendment, each Loan Party represents and warrants to each Lender and the Administrative Agent that the following statements are true, correct and complete as of the First Amendment Effective Date:

2.1    The execution, delivery and performance of this Amendment are within its powers and have been duly authorized by it.

2.2    This Amendment is the legal, valid and binding obligation of it, enforceable against it in accordance with the terms hereof, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

2.3    After giving effect to the amendments herein contained, the representations and warranties of each Loan Party set forth in the Credit Agreement or in any other Loan Document shall be true and correct in all material respects on and as of the First Amendment Effective Date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, and that any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects).

2.4    After giving effect to the amendments herein contained, no Default shall have occurred and be continuing.

4

ARTICLE 3.

CONDITIONS PRECEDENT.

This Amendment shall be effective as of the date hereof when each of the following conditions is satisfied or waived by the Administrative Agent:

3.1    This Amendment shall be executed by each of the Borrowers and the Lenders.

3.2    The Guarantors shall have signed the Consent and Agreement hereto.

3.3    The Administrative Agent and its counsel shall have received complete copies of the Runtime Acquisition Documents and evidence of the consummation of the Runtime Acquisition, all of which shall be satisfactory to the Administrative Agent and its counsel.

3.4    The Borrower shall have complied with all requirements of Section 5.09 of the Credit Agreement in connection with the Runtime Acquisition and shall have delivered such documents reasonably requested by the Administrative Agent in connection therewith.

3.5    The Administrative Agent shall have received such other documents as reasonably requested by the Administrative Agent.

ARTICLE 4.

MISCELLANEOUS.

4.1    References in the Loan Documents to the Credit Agreement shall be deemed to be references to the Credit Agreement as amended hereby and as further amended from time to time. This Amendment is a Loan Document.

4.2    Except as expressly amended hereby, each Borrower agrees that the Loan Documents are ratified and confirmed and shall remain in full force and effect and that it has no set off, counterclaim, defense or other claim or dispute with respect to any of the foregoing.

4.3    This Amendment may be signed upon any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument and signatures sent by facsimile or other electronic imaging shall be enforceable as originals.

4.4     This Amendment is governed by, and construed in accordance with, the law of the State of Michigan.

[Signature Page Follows]

5

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

ALTAIR ENGINEERING INC.

By:	/s/ James R. Scapa
Name:	James R. Scapa
Title:	Chief Executive Officer

ALTAIR ENGINEERING INDIA PVT. LTD.

By:	/s/ James R. Scapa
Name:	James R. Scapa
Title:	Authorized Director

SIGNATURE PAGE - FIRST AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT – ALTAIR ENGINEERING INC.

JPMORGAN CHASE BANK, N.A.,
as a Lender and as Administrative Agent

By:	/s/ William Horstman
Name:	Will Horstman
Title:	Authorized Officer

SIGNATURE PAGE - FIRST AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT – ALTAIR ENGINEERING INC.

ROYAL BANK OF CANADA, as Syndication Agent and as a Lender

By:	/s/ Sheldon Pinto
Name:	Sheldon Pinto
Title:	Authorized Signatory

SIGNATURE PAGE - FIRST AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT – ALTAIR ENGINEERING INC.

CONSENT AND AGREEMENT

Each of the undersigned hereby fully consents to the terms and provisions of the First Amendment to Second Amended and Restated Credit Agreement, dated as of September 28, 2017 (the “First Amendment”) among Altair Engineering Inc. (“Altair Engineering”), any Foreign Subsidiary Borrowers party hereto (the “Foreign Subsidiary Borrowers”, and collectively with Altair Engineering, the “Borrowers”), the Lenders party hereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, and the consummation of the transactions contemplated by the First Amendment, and acknowledges and agrees to all terms and provisions of the First Amendment applicable to it, including without limitation all covenants, representations and warranties, releases, indemnifications, and all other terms and provisions, and further confirms and agrees that the Loan Documents, including without limitation the Credit Agreement as amended by the First Amendment, are ratified and confirmed and shall remain in full force and effect and that it has no set off, counterclaim, defense or other claim or dispute with respect to any of the foregoing.

ALTAIR ENGINEERING INC.

By:	/s/ James R. Scapa
Name:	James R. Scapa
Title:	Chief Executive Officer

ALTAIR ENGINEERING INDIA PVT. LTD.

By:	/s/ James R. Scapa
Name:	James R. Scapa
Title:	Authorized Director

ALTAIR BELLINGHAM LLC

By:	/s/ James R. Scapa
Name:	James R. Scapa
Title:	Chief Executive Officer

ILUMISYS, INC.

By:	/s/ Steven M. Rivkin
Name:	Steven M. Rivkin
Title:	Vice-President & Secretary

SIGNATURE PAGE - CONSENT AND AGREEMENT – GUARANTORS – FIRST AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT – ALTAIR ENGINEERING INC.

SOLIDTHINKING, INC.

By:	/s/ Steven M. Rivkin
Name:	Steven M. Rivkin
Title:	Vice-President & Secretary

ALTAIR PRODUCT DESIGN, INC.

By:	/s/ Steven M. Rivkin
Name:	Steven M. Rivkin
Title:	Vice-President & Secretary

ALTAIR CLEAN TECHNOLOGY CENTER, LLC

By:	Altair Engineering Inc., its sole member

By:	/s/ James R. Scapa
Name:	James R. Scapa
Title:	Chief Executive Officer

WEYV, INC.

By:	/s/ James R. Scapa
Name:	James R. Scapa
Title:	President

ALTAIR BELLINGHAM II, LLC

By:	Altair Engineering Inc., its sole member

By:	/s/ James R. Scapa
Name:	James R. Scapa
Title:	Chief Executive Officer

SIGNATURE PAGE - CONSENT AND AGREEMENT – GUARANTORS – FIRST AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT – ALTAIR ENGINEERING INC.